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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 3, 2012

        The Annual Meeting of Stockholders of Hexcel Corporation will be held in the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 3, 2012 at 10:30 a.m. for the following matters:

  1.
  To elect ten individuals (Joel S. Beckman, David E. Berges, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, David C. Hill and David L. Pugh) to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

  2.
  To conduct an advisory vote to approve the company's 2011 executive compensation;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012; and

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on March 8, 2012 will be entitled to vote at the meeting and any adjournments or postponements. A list of these stockholders will be available for inspection at the executive offices of Hexcel and will also be available for inspection at the annual meeting.

By order of the board of directors

Ira J. Krakower Senior Vice President, General Counsel and Secretary

Dated: March 16, 2012

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE
ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901-3238

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 3, 2012

THE MEETING

        This proxy statement is furnished to the holders of Hexcel Corporation ("Hexcel" or the "company") common stock, in connection with the solicitation of proxies by Hexcel on behalf of the Board of Directors of the company (the "board of directors" or the "board") for use at the Annual Meeting of Stockholders, or any adjournments or postponements of the meeting (the "Annual Meeting") to be held on May 3, 2012. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about March 16, 2012.

        You will be eligible to vote your shares of common stock at the Annual Meeting if you were a stockholder of record at the close of business on March 8, 2012. As of that date, 101,742,174 shares of common stock were issued and outstanding and such shares were held by 987 holders of record. The holders of 50,871,088 shares will constitute a quorum at the meeting.

        Each share of common stock that you hold will entitle you to cast one vote with respect to each matter that will be voted on at the Annual Meeting. All shares that are represented by effective proxies that we receive in time to be voted shall be voted at the Annual Meeting. If you direct how your votes shall be cast, shares will be voted in accordance with your directions. If a you return a signed proxy and do not otherwise instruct how to vote on the proposals, then the shares represented by your proxy will be voted for each of the director candidates nominated by the board, for approval of the company's 2011 executive compensation and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012, and in the discretion of the proxy holders on any other matters that may come before the Annual Meeting. If you return a signed proxy with abstentions, your shares will be included in determining whether or not a quorum is present.

        Pursuant to the rules of the New York Stock Exchange ("NYSE"), if you hold your shares in street name through a broker, your broker is not permitted to vote your shares on Proposal 1 (election of directors), or Proposal 2 (advisory vote on the company's 2011 executive compensation) unless you give your broker specific instructions as to how to vote. If you are a street name holder and do not provide instructions to your broker on Proposals 1 and 2, your shares that are voted on any other matter will count toward a quorum but your broker cannot vote your shares on Proposals 1 and 2 (a "broker non-vote"). Accordingly, shares subject to a broker non-vote will be disregarded and will have no effect on the outcome of the vote on Proposals 1 and 2. However, if you obtain, sign and return a voting instruction card to your broker, your shares will be voted as you instruct or, if you do not provide instructions on the returned card, your shares will not be voted on Proposals 1 and 2, but may be voted, in the proxy holder's discretion, on Proposal 3 and any other matters on which the proxy holder may properly vote.

        We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, to assist in soliciting proxies for a fee of approximately $8,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our board through the mail, in person, and by telecommunications. We will request that brokers and nominees who hold shares of common stock in their names furnish proxy solicitation materials to beneficial owners of the shares, and we will reimburse the brokers and nominees for reasonable expenses they incur to do this.

Revoking a Proxy

        If you give a proxy, you may revoke it at any time prior to the Annual Meeting by:

  •
  mailing a revocation to Mr. Ira J. Krakower, the Secretary of the company, at the above address with a later date than any proxy you previously provided so long as it is received prior to the Annual Meeting;

  •
  submitting another properly completed proxy dated later than any proxy you previously provided so long as it is received prior to the Annual Meeting;

  •
  by filing a written revocation at the Annual Meeting with Mr. Krakower, the Secretary of the company; or

  •
  by casting a ballot at the meeting.

        If you are an employee stockholder who holds shares through one of our benefit plans, you may revoke voting instructions given to the trustee for the applicable plan by following the instructions under "How to Vote Your Shares—Employee Stockholders" in this proxy statement.

Matters of Business, Votes Needed and Recommendations of the Board of Directors

  Proposal 1—Election of Directors

        Each outstanding share of our stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are ten directors to be elected. The board has nominated David E. Berges, Joel S. Beckman, Lynn Brubaker, Jeffrey C. Campbell, Sandra L. Derickson, W. Kim Foster, Thomas A. Gendron, Jeffrey A. Graves, David C. Hill and David L. Pugh for election to the board. Each of these ten nominees is currently a director of the company. Once a quorum is present, a majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director. This means that each nominee must receive more votes "for" than "against" to be elected. "Broker non-votes" and abstentions will be disregarded and will have no effect on the outcome of the vote. The board of directors recommends that you vote FOR the election of each of the board's nominees for director.

  Proposal 2—Advisory Vote to Approve Executive Compensation

        Approval of the company's 2011 executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. In determining whether the proposal to approve 2011 executive compensation receives the required number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. "Broker non-votes" will be disregarded and will have no effect on the outcome of the vote. The vote is advisory and non-binding, however, the compensation committee will review the voting results and take them into consideration as one factor when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs. The board of directors recommends that you vote FOR the resolution approving the company's 2011 executive compensation.

  Proposal 3—Ratification of Independent Registered Public Accounting Firm

        Ratification of the appointment of PricewaterhouseCoopers LLP to audit the company's financial statements for 2012 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is responsible for appointing the company's independent registered public accounting firm. The audit committee is not bound by the outcome of this vote but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment. The board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2012.

 How to Vote Your Shares

  Voting shares you hold through a nominee

        If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking you for instructions on how you want them to vote your shares. You can complete that firm's voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to vote using those methods.

  If You Plan to Attend the Meeting

        Please note that attendance will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. If you attend the Annual Meeting, you will need to present valid picture identification, such as a driver's license or passport. If you hold your shares through someone else, such as a stockbroker, bank or other nominee, you will need to show a brokerage statement or account statement reflecting your stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Morrow & Co., LLC at (800) 607-0088 to obtain directions to the site of the Annual Meeting. The doors to the meeting will open at 10:00 a.m. local time and the meeting will begin at 10:30 a.m. local time.

  Voting in person

        If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting.

        If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a "legal proxy" from your broker, bank or other nominee and present it at the Annual Meeting along with a properly completed ballot.

  Employee Stockholders

        If you hold shares through our employee stock purchase plan or our tax-deferred 401(k) savings plan, you will receive a separate voting instruction form to instruct the custodian or trustee for the applicable plan as to how to vote your shares. With respect to the 401(k) plan, all shares of common stock for which the trustee has not received timely instructions shall be voted by the trustee in the same proportion as the shares of common stock for which the trustee received timely instructions, except if that would be inconsistent with the provisions of Title I of ERISA. With respect to our employee stock purchase plan, we consider all shares of common stock for which the custodian has not received timely instructions not present for quorum purposes and those shares will not be voted by the custodian.

Inspectors of Election

        At the Annual Meeting, American Stock Transfer & Trust Company will count the votes. Its officers or employees will serve as inspectors of election.

PROPOSAL 1—ELECTION OF DIRECTORS

        At the 2012 annual meeting, ten directors will be elected to hold office until the 2013 annual meeting and until their successors are duly elected and qualified. All nominees identified in this proxy statement for election to the board are currently serving as directors of the company.

        Shares represented by an executed and returned proxy card will be voted for the election of each of the ten nominees recommended by the board, unless the proxy is marked against any nominee. If any nominee for any reason is unable to serve, the shares of common stock represented by the proxy card may, at the board's discretion, be voted for an alternate person that the board nominates. We are not aware of any nominee who will be unable to or will not serve as a director. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Majority Voting Standard for Election of Directors.

        Our Amended and Restated Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this standard, a director nominee will be elected only if the number of votes cast "for" that nominee exceeds the number of votes cast "against" that nominee. Broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote. Each director nominee must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. This addresses the situation in which there is a "holdover" director who has not received the required number of votes for re-election, but remains on the board in accordance with Delaware law until his or her successor is elected and qualified. The resignation would be contingent upon both the nominee not receiving the required vote for re-election and the board's acceptance of the resignation which the board, in its discretion, may reject if it deems such rejection to be in the best interest of the company.

        Prior to the board's determination to accept or reject the resignation, the nominating and corporate governance committee, composed entirely of independent directors, will make a recommendation to the board with respect to the tendered resignation. In its review, the committee will consider those factors deemed relevant to the determination, and whether the director's resignation from the board would be in the best interest of the company and our stockholders.

        The board must take action on the committee's recommendation within 90 days following the meeting at which the election of directors occurred. An incumbent director whose resignation is the subject of the board's determination is not permitted to participate in the deliberations or recommendation of the committee or the board.

        In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected) the plurality voting standard will apply.

Information Regarding the Directors

        All of our current directors have been nominated for re-election to the board. Information about our directors is provided below.

Name	Age on March 15, 2012	Director Since	Position(s) With Hexcel
David E. Berges	62	2001	Chairman of the Board; Chief Executive Officer; Director
Joel S. Beckman	56	2003	Director
Lynn Brubaker	54	2005	Director
Jeffrey C. Campbell	51	2003	Director
Sandra L. Derickson	59	2002	Director
W. Kim Foster	63	2007	Director
Thomas A. Gendron	51	2010	Director
Jeffrey A. Graves	50	2007	Director
David C. Hill	65	2008	Director
David L. Pugh	63	2006	Director

        DAVID E. BERGES has served as our Chairman of the Board of Directors and Chief Executive Officer since July 2001, and was our President from February 2002 to February 2007. Prior to joining Hexcel, Mr. Berges was President of the Automotive Products Group of Honeywell International Inc. from 1997 to July 2001 and Vice President and General Manager, Engine Systems and Accessories, at AlliedSignal Aerospace from 1994 to 1997. Previously Mr. Berges was President and Chief Operating Officer of Barnes Aerospace, a division of Barnes Group Inc. Mr. Berges spent the first 15 years of his career in a variety of managerial and technical positions with the General Electric Company. Mr. Berges was a director of Dana Corporation from 2004 to January 2008.

        JOEL S. BECKMAN has been a director of Hexcel since March 2003, and is chair of our finance committee and a member of our compensation committee. Mr. Beckman is a Managing Partner of Greenbriar Equity Group LLC, a private equity fund focused exclusively on making investments in transportation and transportation-related companies. Prior to founding Greenbriar in 2000, Mr. Beckman was a Managing Director and Partner of Goldman, Sachs & Co., which he joined in 1981. Mr. Beckman is on the board of a number of private companies, and is active in various civic organizations.

        LYNN BRUBAKER has been a director of Hexcel since December 2005, and is a member of our audit committee and nominating and corporate governance committee. She retired after spending thirty years in the aerospace industry in a variety of executive, operations, sales and marking and customer support roles. From 1999 until June 2005 she was Vice President/General Manager—Commercial Aerospace for Honeywell International Inc., with her primary focus in that role being on business strategies and customer operations for Honeywell's global commercial markets. From 1997 to 1999, Ms. Brubaker was Vice President Americas for Honeywell, and from 1995 to 1997, prior to AlliedSignal's merger with Honeywell, she was Vice President, Marketing, Sales and Support Operations, for AlliedSignal. Prior to joining AlliedSignal, Ms. Brubaker held a variety of management positions with McDonnell Douglas, Republic (predecessor to Northwest Airlines), and Comair. Ms. Brubaker has been a director of FARO Technologies, Inc. since July 2009, currently serves on the board of a variety of private companies and other business organizations and from March to December 2011, was a director of Force Protection Inc.

        JEFFREY C. CAMPBELL has been a director of Hexcel since November 2003, and is chair of our audit committee. Mr. Campbell has served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company, since January 2004. Mr. Campbell was Senior Vice President and Chief Financial Officer of

AMR Corp, the parent company of American Airlines, from June 2002 to December 2003, served as a Vice President of American Airlines from 1998 to June 2002 and served in various management positions of American Airlines from 1990 to 1998.

        SANDRA L. DERICKSON has been a director of Hexcel since February 2002. Ms. Derickson is chair of our nominating and corporate governance committee, a member of our compensation committee and Presiding Independent Director. Ms. Derickson retired from HSBC in February 2007. She held several management positions at HSBC from September 2000 to February 2007 including President and Chief Executive Officer, HSBC Bank USA; Vice Chairman, HSBC Finance; and Group Executive, HSBC Finance. During her tenure, she was responsible for private label credit cards, insurance services, taxpayer services, auto financing and some of the Group's mortgage businesses. From 1976 to 1999, Ms. Derickson held various management positions with General Electric Capital Corporation, the last of which was President of GE Capital Auto Financial Services. Ms. Derickson was also an officer of the General Electric Company.

        W. KIM FOSTER has been a director of Hexcel since May 2007, and is a member of our audit committee. Mr. Foster has served as Executive Vice President and Chief Financial Officer of FMC Corporation, a chemical manufacturer serving various agricultural, industrial and consumer markets, since 2001. Prior to serving in his current role, Mr. Foster held numerous other executive and management positions with FMC, including Vice President and General Manager—Agricultural Products Group from 1998 to 2001; Director, International, Agricultural Products Group from 1996-1998; General Manager, Airport Products and Systems Division, 1991-1996; and Program Director, Naval Gun Systems, FMC Defense Group, from 1989 to 1991.

        THOMAS A. GENDRON has been a director of Hexcel since December 2010, and is a member of our compensation committee. Since 2007, Mr. Gendron has been Chairman, Chief Executive Officer and President of Woodward, Inc., a designer, manufacturer and service provider of energy control and optimization solutions used in global infrastructure equipment, serving the aerospace, power generation and distribution and transportation markets. Mr. Gendron was President and Chief Executive Officer of Woodward from 2005 to 2007 and President and Chief Operating Officer from 2002 to 2005. Prior to becoming President of Woodward, Mr. Gendron served in a variety of management positions at Woodward.

        JEFFREY A. GRAVES has been a director of Hexcel since July 2007, and is a member of our finance committee and nominating and corporate governance committee. Dr. Graves has served as President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems, since 2005. From 2001 to 2005 he was employed by Kemet Corporation as Chief Executive Officer (2003 to 2005); President and Chief Operating Officer (2002-2003); and Vice President of Technology and Engineering (2001-2002). From 1994 to 2001 Dr. Graves was employed by the General Electric Company, holding a variety of management positions in GE's Power Systems Division from 1996 to 2001, and in the Corporate Research and Development Center from 1994 to 1996. Prior to General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves is also a member of the board of directors of C&D Technologies, Inc. and Teleflex, Inc., and served on the board of Technitrol, Inc. from January 2006 through May 2007. Dr. Graves has served as the chairman of Teleflex's compensation committee since 2011.

        DAVID C. HILL has been a director of Hexcel since May 2008, and is a member of our audit committee and finance committee. Dr. Hill served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from 2001 until his retirement in December 2007. During this time he was also a Supervisory Board member of Sun Chemical Group B.V. Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation as President of Engineered Materials. From 1980 to 1997, Dr. Hill served at

AlliedSignal Inc., where he was President, Fibers from 1991 to 1994, Chief Technology Officer, Engineered Materials from 1994 to 1995 and President, Specialty Chemicals through 1997. Dr. Hill began his career at Union Carbide Corporation in 1970, and has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation. He holds a Ph.D. in Materials Science and Engineering as well as an M.S. in Engineering and a B.S. in Materials Science and Engineering from Massachusetts Institute of Technology. Dr. Hill was a member of the board of directors of Symyx Technologies, Inc. from 2007 to 2010, and served as a member of its compensation and governance committees.

        DAVID L. PUGH has been a director of Hexcel since July 2006, and is chair of our compensation committee. Mr. Pugh served as the Chairman and Chief Executive Officer of Applied Industrial Technologies Inc., one of North America's leading industrial product distributors, from October 2000 until October 2011. He was President of Applied from January 1999 to October 2000. Prior to joining Applied, Mr. Pugh was senior vice president of Rockwell Automation and general manager of Rockwell's Industrial Control Group. Prior to joining Rockwell, Mr. Pugh held various sales, marketing and operations positions at Square D. Co. and Westinghouse Electric Corp.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

Independence of Directors

        We currently have nine independent directors out of ten directors. Our board affirmatively determined that each director nominee, other than Mr. Berges, who is our Chairman and Chief Executive Officer, meets the NYSE director independence requirements. In making these determinations our board considered whether a director has a "material relationship" with us as contemplated by the NYSE listing standards. One non-employee director has a relationship with us other than as a director of Hexcel. Ms. Brubaker is a director of a private aerospace company that is our customer. In determining that Ms. Brubaker did not have a material relationship with us, and was thus, independent, our board considered, among other things, the sales to this private aerospace company as a percentage of our total sales, as well as that Ms. Brubaker has no significant direct or indirect pecuniary interest in the business relationship between us and this private aerospace company. Under the NYSE listing standards, Mr. Berges is not independent by virtue of his being employed by us.

Meetings and Standing Committees of the Board of Directors

  General

        During 2011 there were five meetings of the board and 18 meetings in the aggregate of the four standing committees of the board. The board did not take any action by written consent. Each of the incumbent directors who served on the board and its committees during 2011 attended or participated in at least 75% of the aggregate number of board meetings and applicable committee meetings held during 2011. A director is expected to regularly attend and participate in meetings of the board and of committees on which the director serves, and to attend the annual meeting of stockholders. Each of the incumbent directors attended the last annual meeting of stockholders.

        The board has established the following standing committees: audit committee; compensation committee; finance committee; and nominating and corporate governance committee. The board may establish other special or standing committees from time to time. Members of committees serve at the discretion of the board. Each of our four standing committees operates under a charter adopted by the board. The charter for each committee except the finance committee requires that all members be independent as required by NYSE listing standards. The charter of the finance committee prohibits the committee from taking any action that is required by NYSE rules to be taken by a committee composed entirely of independent directors, unless the finance committee is composed entirely of independent directors. Our board has also adopted a set of corporate governance guidelines. All committee charters and the corporate governance guidelines can be viewed on the investor relations section of our website, www.hexcel.com, under "Corporate Governance." You may obtain a copy of any of these documents, free of charge, by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826.

  Audit Committee

        The audit committee assists with the board's oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications, independence and performance, and our internal audit function. During 2011, the audit committee held eight meetings. Additional information regarding the audit committee, including additional detail about the functions performed by the audit committee, is set forth in the Audit Committee Report included on page 56 of this proxy statement. The current members of the audit committee are Mr. Campbell (chair), Ms. Brubaker, Mr. Foster and Mr. Hill.

        Each member of our audit committee is independent under applicable law and NYSE listing standards. All members of our audit committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise as required by the NYSE. In addition, our board has determined that Jeffrey C. Campbell, who currently is Executive Vice President and Chief Financial Officer of McKesson Corporation, is an audit committee financial expert under SEC rules.

        The audit committee has adopted procedures for the receipt, retention and handling of concerns regarding accounting, internal accounting controls and auditing matters by employees, stockholders or other persons. Any person with such a concern should report it to the board as set forth under "Contacting the Board" on page 13. The audit committee has also adopted procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The audit committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. These policies and procedures are described on page 58 of this proxy statement.

  Finance Committee

        The finance committee provides guidance to the board and management on significant financial matters, including the Company's capital structure, credit facilities, equity and debt issuances, acquisitions, divestitures and liquidity. During 2011 the finance committee held one meeting. The current members of the finance committee are Mr. Beckman (chair), Mr. Graves and Mr. Hill.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee regularly seeks input from the board regarding the skills and attributes it believes new nominees should possess in order to strengthen the board; identifies and recommends to the board individuals qualified to serve as directors and on committees of the board; advises the board with respect to board and committee procedures; develops and recommends to the board, and reviews periodically, our corporate governance principles; and oversees the evaluation of the board, the committees of the board and management. The committee has independent authority to select and retain any search firm to assist it in identifying qualified candidates for board membership, and has the sole authority to approve the search firm's fees and terms of engagement. The current members of the nominating and corporate governance committee are Ms. Derickson (chair), Ms. Brubaker and Mr. Graves, each of whom is independent under NYSE listing standards. During 2011 the nominating and corporate governance committee held two meetings and acted once by written consent.

        The nominating and corporate governance committee believes that each nominee for director should demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's supervision and oversight of our business and affairs. The committee also considers the following when selecting candidates for recommendation to the board: broad business knowledge, experience, professional relationships, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs or stated requirements of the board.

        We do not have a formal policy with regard to consideration of diversity in identifying director nominees. However, both the charter of the nominating and corporate governance committee and our corporate governance guidelines list diversity as one of many attributes and criteria that the committee will consider when identifying and recruiting candidates to fill positions on the board. Our corporate governance guidelines also state that our board should generally have no fewer than ten directors to permit diversity of experience. The committee considers a broad range of diversity, including diversity with respect to experience, skill set, areas of expertise and professional background, as well as race, gender and national origin. Our informal policy regarding consideration of diversity is implemented through discussions among the committee members, and by the committee with our outside search firm and with senior management. The committee assesses the effectiveness of this policy through its annual self-evaluation, a report of which is delivered to the board. Every board candidate search undertaken by us includes diversity as a desired attribute for the candidate.

        All nominees for election to the board are currently serving as directors, and have served on our board for between sixteen months to almost eleven years. In concluding that our current directors should continue to serve on our board, we considered the following attributes of our directors, which we have observed during the tenure of our directors' service: extensive familiarity with large-scale operations; industry expertise and professional relationships; the ability to utilize extensive past experience in management, finance, technology and operations, and other areas, to address issues we face on a recurring basis; collegiality and the ability to work together as a group; outstanding integrity and business judgment; and the ability to ask probing questions during board discussions and to carefully scrutinize significant business, financing and other proposals suggested by management. In addition to these factors and those mentioned in the preceding paragraph, we also considered the following in concluding that our current directors should continue to serve on our board:

        Mr. Berges:    chairman and CEO of Hexcel for more than ten years. Prior to becoming CEO of Hexcel, had 30 years management and operations experience at GE, Barnes Group and Honeywell, including three years as President of the Automotive Group at Honeywell International Inc., a $2.5 billion business with over 10,000 employees.

        Mr. Beckman:    ten years' experience as managing partner of, and a founder of, Greenbriar Equity Group, a private equity firm that invests exclusively in transportation (including aerospace) companies; 18 years' experience at Goldman Sachs, where he founded the global transportation business group. In addition to Mr. Beckman's valuable contributions related to the transportation sector, his experience in private equity led to his appointment as chair of the finance committee and has made him a key contributor to refinancing discussions since joining the board.

        Ms. Brubaker:    over 30 years' experience in the commercial aerospace, defense and space industries, in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. Ms. Brubaker's experience runs the gamut from operator, to airframer, to original equipment manufacturer, to aftermarket. Her ongoing aerospace industry involvement and relationships provide the board with additional customer feedback independent of management. Ms. Brubaker has used her expertise in sales and marketing management to assess, advise and mentor our sales management.

        Mr. Campbell:    extensive experience in finance and accounting, including his current role as CFO of McKesson, a $100 billion healthcare services company; over ten years in executive and management positions in the aerospace industry (American Airlines). Mr. Campbell's financial acumen has made him a valuable audit committee contributor (Mr. Campbell is chair of our audit committee), and due to his experience as CFO of a major public company he has provided valuable expertise and guidance in areas such as compliance, risk management, financing, investor relations and systems solutions.

        Ms. Derickson:    30 years' executive and global operating experience with HSBC and General Electric, including overseeing acquisitions, start-ups and restructurings. Ms. Derickson's long career with large international companies provides important "best practice" perspectives in such areas as manpower development, succession planning, organizational design and growth. Ms. Derickson was our first director added after we identified diversity as a desired attribute for directors. As chair of the nominating and corporate governance committee she has led the development of a better balanced board, and scheduled corporate governance training for all directors.

        Mr. Foster:    over 30 years' management, operations and finance experience with FMC Corporation, an NYSE-listed chemical manufacturer, including the last seven years as CFO as well as experience as a director of another public company. Mr. Foster has been a valuable member of the audit committee since joining the board. He provides expertise and advice in the finance and investor relations areas, and his background in chemical operations has proven valuable in connection with discussions of capital spending and global sourcing.

        Mr. Gendron:    experience as president and CEO of a NASDAQ-listed company spanning eight years; extensive operations and marketing experience in the aerospace and wind power industries. Mr. Gendron's expertise on wind turbine controls enables him to provide the board with insight as to the wind power industry, and offer guidance on the development of marketing strategies. In addition, Mr. Gendron's management experience at large scale manufacturers makes him well-suited to advise our operations management team.

        Mr. Graves:    eight years' experience as a CEO of two NYSE-listed companies; significant global operations and R&D experience, including with GE; holds a PhD in Materials Science; extensive prior involvement in materials development and application processes for airframe and propulsion systems; significant experience as a director of other US public companies. In addition to the obvious value as an experienced CEO of two public companies, Mr. Graves was recruited to the board to help fill a critical need for additional technical expertise. He has extensive experience doing business in China and India, enabling him to provide valuable contributions to discussions related to our Asia and Far East strategy, particularly with respect to industrial markets. Each year, Mr. Graves and Mr. Hill have reviewed our R&D programs and organization and reported back to the board their findings and recommendations. In addition, he has advised on information technology projects based on his past experience with the implementation of Enterprise Resource Planning initiatives.

        Mr. Hill:    over 40 years' management, operations and technology experience in large-scale chemicals and engineered materials organizations, including six years as CEO of Sun Chemical Corporation; extensive knowledge regarding the manufacture and use of carbon fiber; member of the National Association of Corporate Directors. Mr. Hill was selected to provide additional technical expertise, particularly related to large chemical-based fiber facilities. His extensive experience with the application of continuous improvement techniques to maximize capital efficiency has made him a key contributor to the board, particularly in connection with capital expansion, utilization and resources.

Each year, Mr. Hill and Mr. Graves have reviewed our R&D programs and organization and reported back to the board their findings and recommendations.

        Mr. Pugh:    CEO of an NYSE-listed company for ten years until retirement in 2011; extensive operations and sales and marketing experience in large-scale manufacturing organizations; and extensive experience as a director of public companies. Mr. Pugh's expertise in factory control systems and equipment maintenance programs has provided valuable expertise to the board and to our operations management team. Mr. Pugh is chair of the compensation committee and brings important perspectives in the executive compensation area to both the compensation committee and the board, as a result of his varied experiences with other public boards.

        The nominating and corporate governance committee will consider director candidates recommended by stockholders, as well as by other means such as our non-management directors, our chief executive officer, and other executive officers. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The company's policy on the consideration of all director candidates, regardless of source, is set forth in the charter of the nominating and corporate governance committee. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing to our corporate secretary at the address listed below under "Contacting the Board" so that it is received at least 120 days prior to the anniversary date of our prior year's annual meeting of stockholders. The stockholder must supply the following information with his or her recommendation:

  •
  The name and record address of the stockholder and evidence of the stockholder's ownership of Hexcel stock, including the class and number of shares owned of record or beneficially (and including any other direct or indirect pecuniary or economic interest in Hexcel stock) and the length of time the interest in the shares have been held

  •
  The name, age, business address and residence address of the candidate, a listing of the candidate's qualifications to be a director, and the person's consent to be named as a director if selected by the committee and nominated by the board

  •
  An advance irrevocable resignation letter providing for the contingent resignation of the candidate in the event that the candidate is elected to the board and subsequently becomes a holdover director

  •
  Any information about the stockholder and the candidate which would be required to be disclosed in a proxy statement or other filing relating to the election of directors

  •
  A representation that the stockholder intends to appear in person at the annual meeting to nominate the candidate

  •
  Any material interest of the stockholder relating to the nomination of the candidate, including a description of all arrangements or understandings between the stockholder and the candidate

  •
  A description of all arrangements or understandings between the stockholder and any other person, naming such other person, relating to the recommendation of such candidate

        The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the board may take into consideration the number of shares held by a recommending stockholder and the length of time that such shares have been held. No stockholder recommendations were made for this Annual Meeting.

  Compensation Committee

        The compensation committee oversees, reviews and approves our compensation and benefit plans and programs and defines the goals of our compensation policy. In this capacity, the compensation committee administers our incentive plans and may make grants, for example, of non-qualified stock options ("NQOs"), restricted stock units ("RSUs") and performance-based share awards ("PSAs") to executive officers, other key employees, directors and consultants. The current members of the compensation committee are Mr. Pugh (chair), Mr. Beckman, Ms. Derickson and Mr. Gendron, each of whom is independent under NYSE listing standards. During 2011 the compensation committee held seven meetings and acted once by written consent.

        Additional information regarding the compensation committee, including additional detail about the objectives, policies, processes and procedures of the compensation committee, and information with regard to the compensation consultant retained by the compensation committee, which includes a description of all services provided, is set forth in Compensation Discussion and Analysis on page 19 of this proxy statement.

Board Leadership Structure

        As stated in our Corporate Governance Guidelines, we do not require separation of the offices of the Chairman of the Board and Chief Executive Officer. The board believes that it is appropriate for Mr. Berges to hold both offices because the combined role enables decisive leadership and clear accountability and enhances our ability to communicate our strategy clearly and consistently to stockholders and other key constituencies, such as our employees and key customers and suppliers. We also believe we have in place sound counter-balancing mechanisms to ensure that we maintain the highest standards of corporate governance and effective accountability of the CEO to the board, including the following:

  •
  Each of the other nine directors on the board is independent

  •
  The board has named a presiding director, whose responsibilities are described in detail below

  •
  Mr. Berges' performance and compensation is reviewed, and Mr. Berges' compensation is set, by the compensation committee, with formal oversight by the independent directors as a group

  •
  The independent directors meet in regular executive sessions without management

  •
  The board provides oversight of succession planning for executive positions.

        As noted above, our board has a presiding director. If the chairman of the board is independent, then the chairman will be the presiding director. If the chairman is not independent, as is the case with Mr. Berges, then the independent directors are required to designate an independent board member to serve as presiding director. The independent directors have designated Ms. Derickson to serve as presiding director. Ms. Derickson has the authority to call a meeting of the independent directors in addition to the responsibilities listed below. Some of these responsibilities are performed by Ms. Derickson in her capacity as the chair of the nominating and corporate governance committee.

  •
  Oversees the flow of information to the board

  •
  Determines the agenda for board meetings with input from management and other directors

  •
  Oversees the board's performance evaluations of the CEO and provides feedback directly to the CEO

  •
  Supervises the board and committee annual self-evaluation process

  •
  Chairs executive sessions of the board and meets with the CEO to discuss matters of board concern

  •
  Collaborates with the nominating and corporate governance committee in monitoring the composition and structure of the board and leads director recruitment efforts.

        Under our corporate governance guidelines, the independent directors are required to meet as a board in executive session, without management, a minimum of two times a year, but normally do so at every regular board meeting.

Risk Oversight

        The board is responsible for overseeing our risk management. The board sets our risk management strategy and oversees the implementation of our risk management framework. Specific board committees are responsible for overseeing specific types of risk. Our audit committee periodically reviews our insurance coverage, currency exchange and hedging policies, tax exposures and our processes to ensure compliance with laws and regulations, and also reviews reports from our anonymous hotline that employees can use to report suspected violations of our Code of Business Conduct. The audit committee also regularly meets in executive sessions without management present with our outsourced internal audit firm and our independent registered public accounting firm to discuss areas of concern of which the board should be aware. The board, and when specific need arises, the finance committee, addresses significant financing matters such as our capital structure, credit facilities, equity and debt issuances, acquisitions and divestitures, and liquidity. Our compensation committee establishes compensation policies and programs that do not incentivize executives and employees to take on an inappropriate level of risk, as discussed under "The Process for Setting Compensation—Compensation Risk Oversight" on page 25 of this proxy statement. The nominating and corporate governance committee is responsible for ensuring that we have an adequate succession plan in place for our senior leadership. Each of our board committees delivers a report to the board, at the next board meeting, regarding matters considered at committee meetings that have taken place since the last board meeting.

        Our Corporate Controller meets periodically with our operations leadership teams to discuss and review the risks that exist in connection with our business. Management makes regular presentations to the board, no less than two times per year (and more frequently if circumstances warrant), regarding all types of material risks facing the company. At these meetings the board discusses and reviews these risks and determines what, if any, new actions should be taken to mitigate these risks.

Succession Planning

        At least annually, the board engages in a review of management developmental and succession planning to assess employee development programs and organizational effectiveness, and conducts in-depth discussions regarding specific succession and contingency planning for all key senior leadership positions.

Contacting the Board

        Stockholders and other interested parties may contact the non-management members of the board or the presiding director by sending their concerns to: Board of Directors, c/o Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901; facsimile number (203) 358-3972; e-mail address boardofdirectors@hexcel.com. The Corporate Secretary will review all communications and forward them to the presiding director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the presiding director. Any communications received by the presiding director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the audit committee and will be handled in accordance with the procedures established by the audit committee to address these matters.

 Code of Business Conduct

        It is our policy that all of our officers, directors and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. Our board has adopted the Hexcel Code of Business Conduct in order to clarify, disseminate and enforce this policy. The Code applies to all of our officers, directors and employees worldwide, including our chief executive officer, chief financial officer and controller. The Code can be viewed on the investor relations section of our website, www.hexcel.com, under "Corporate Governance." In addition, you may obtain a free copy of the Code by directing your request to Hexcel Corporation, Attention: Investor Relations Manager, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, telephone (203) 352-6826. Any amendment to the Code of Business Conduct (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to our directors or executive officers, will be promptly disclosed on the investor relations section of our website under "Corporate Governance."

Director Compensation in 2011

        Our director compensation program is comprised of a mix of cash and stock-based incentive compensation designed to attract and retain qualified candidates to serve on our board. The program provides for:

  •
  an annual retainer of $48,000 payable quarterly

  •
  an additional annual retainer amount of $12,500 paid to the presiding director

  •
  an additional annual retainer amount of $12,500 paid to the audit committee chair

  •
  an additional annual retainer amount of $7,500 paid to the compensation committee chair

  •
  an additional annual retainer amount of $5,000 paid to the nominating and corporate governance committee and the finance committee chairs

  •
  an additional annual retainer amount of $10,000 paid to each member of the audit committee (including the chair of the committee)

  •
  an additional annual retainer amount of $7,500 paid to each member of the compensation committee (including the chair of the committee)

  •
  an additional annual retainer amount of $5,000 paid to each member of the nominating and corporate governance committee and the finance committee (including the chairs of the committees)

  •
  attendance fees of $1,000 for attendance at meeting of a special board committee that is formed for a specific purpose

  •
  a grant of RSUs upon initial election to the board and on each re-election thereafter

  •
  equal to such value as determined by the compensation committee on the advice of its independent compensation consultant and other relevant factors. The grant date value for RSUs issued upon election to the board at the 2011 Annual Meeting of Stockholders was $65,000. The closing price of our common stock that day was $20.68, which resulted in a grant of 3,143 RSUs to each director.

  •
  the RSUs vest daily over the twelve months following the date of grant, and convert into an equal number of shares of Hexcel common stock on the first anniversary of grant unless the director elects to defer conversion until termination of service as a director.

        This program is for our non-employee directors only. Mr. Berges receives no additional compensation for serving on our board.

        Our stock ownership guidelines, which are described on page 34, apply to outside directors in a similar manner as they apply to executive officers. Each director is expected to own shares of our common stock that have a value equal to at least three times his or her annual cash retainer.

        The table below summarizes the compensation paid by the company to non-employee Directors for the fiscal year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Joel S. Beckman	65,500	64,997	130,497
Lynn Brubaker	62,128	64,997	127,125
Jeffrey C. Campbell	70,500	64,997	135,497
Sandra L. Derickson	78,000	64,997	142,997
W. Kim Foster	58,000	64,997	122,997
Thomas A. Gendron	55,500	64,997	120,497
Jeffrey A. Graves	58,000	64,997	122,997
David C. Hill	62,250	64,997	127,247
David C. Hurley(4)	20,062	0	20,062
David. L. Pugh	63,000	64,997	127,997

(1)
Mr. Berges is not listed in this table as he receives no additional compensation for his service as a director. Mr. Berges' compensation is shown in the Summary Compensation Table on page 39.

(2)
The grant date fair value of each RSU granted to directors was $20.68, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the director. For additional information regarding the assumptions made in calculating these amounts, see Note 11, "Stock-Based Compensation," to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Prior to 2004, we granted NQOs to our outside directors as part of our director compensation program. As of December 31, 2011, our outside directors had RSUs and NQOs outstanding as follows:

	RSUs(a)		Shares Underlying Unexercised NQOs(b)
Joel S. Beckman	19,815	(c)	—
Lynn Brubaker	3,143		—
Jeffrey C. Campbell	21,318		10,000
Sandra L. Derickson	16,816		—
W. Kim Foster	16,174		—
Thomas A. Gendron	6,730		—
Jeffrey A. Graves	16,054		—
David C. Hill	13,976		—
David L. Pugh	19,566		—

(a)
For each director, 3,143 RSUs were granted on May 5, 2011, and vest daily over the twelve month period from the grant date. For each director, all RSUs granted prior to 2011 are vested. For 2011, each director (other than Ms. Brubaker and Ms. Derickson) has elected to defer the settlement of his or her vested RSUs until such time as the director ceases to be a member of the board.

(b)
All of these NQOs are vested and exercisable.

(c)
Includes 1,590 RSUs held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these RSUs.
(4)
Mr. Hurley was a director until our Annual Meeting of Stockholders held on May 5, 2011. Mr. Hurley did not stand for re-election at that meeting.

EXECUTIVE OFFICERS

        Set forth below is certain information concerning each of our current executive officers. For additional information concerning Mr. Berges, see "PROPOSAL 1—ELECTION OF DIRECTORS—Information Regarding the Directors" on page 4.

Name	Age on March 15, 2012	Executive Officer Since	Position(s) With Hexcel
David E. Berges	62	2001	Chairman of the Board; Chief Executive Officer; Director
Nick L. Stanage	53	2009	President
Wayne C. Pensky	56	2007	Senior Vice President; Chief Financial Officer
Ira J. Krakower	71	1996	Senior Vice President; General Counsel; Secretary
Robert G. Hennemuth	56	2006	Senior Vice President, Human Resources

        NICK L. STANAGE has served as our President since November 2009. Prior to joining Hexcel, Mr. Stanage was President of the Heavy Vehicle Products group (including both Commercial Vehicle Products and Off Highway Products) at Dana Holding Corporation from December 2005 to October 2009, and served as Vice President and General Manager of the Commercial Vehicle group at Dana from August 2005 to December 2005. Dana Holding Corporation and a number of its US subsidiaries filed for bankruptcy protection in March 2006, and emerged from bankruptcy in January 2008. From 1986 to 2005, Mr. Stanage held a variety of technical, marketing and management positions with Honeywell International Inc. (formerly AlliedSignal Inc.), including Vice President and General Manager of the Engine Systems & Accessories business unit in the aerospace group from January 2005 to August 2005, and Vice President Integrated Supply Chain & Technology of the Consumer Products Group from 2003 to January 2005. Prior to joining AlliedSignal, Mr. Stanage worked as a design engineer for Clark Equipment Company.

        WAYNE C. PENSKY has served as our Senior Vice President and Chief Financial Officer since April 2007. Prior to serving in his current role, Mr. Pensky served as Vice President, Finance and Controller of our Composites global business unit since 1998. From 1993 to 1998 Mr. Pensky was our Corporate Controller and Chief Accounting Officer. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., where he had been employed since 1979.

        IRA J. KRAKOWER has served as our Senior Vice President, General Counsel and Secretary since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the board and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

        ROBERT G. HENNEMUTH has served as our Senior Vice President, Human Resources since March 2006. Prior to joining Hexcel, Mr. Hennemuth served as Vice President—Human Resources of Jacuzzi Brands, Inc. from July 2003 to September 2005. Previously, he was employed by Honeywell International Inc., (formerly known as AlliedSignal Inc.), where he served as Vice President of Human Resources & Communications for various businesses from December 1996 to June 2003, including the Honeywell Consumer Products Group.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

        The following table sets forth certain information as of February 29, 2012 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel common stock:

Name and Address	Number of Shares of Common Stock(1)	Percent of Common Stock(1)
Lord, Abbett & Co. LLC(2)	5,327,966	5.35%
90 Hudson Street Jersey City, NJ 07302
BlackRock Inc.(3)	5,670,482	5.70%
40 East 52nd Street New York, NY 10022
Earnest Partners LLC(4)	5,044,310	5.07%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309

(1)
"Number of Shares" is based on information contained in a Statement on Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC as indicated in footnotes (2) through (4) below. The "Percent of Common Stock" is based on such number of shares and on 99,549,257 shares of common stock issued and outstanding as of February 29, 2012.

(2)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 14, 2012. According to the Schedule 13G/A, Lord, Abbett & Co. LLC is an investment adviser that has sole voting power with respect to 4,893,282 shares and sole dispositive power with respect to 5,237,966 shares.

(3)
Based on information contained in a Statement on Schedule 13G filed with the SEC on February 13, 2012. According to the Schedule 13G, which was filed on behalf of BlackRock, Inc. ("BlackRock"), BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, and BlackRock International Limited, BlackRock is a parent holding company or control person that has sole voting and dispositive power with respect to 5,670,482 shares.

(4)
Based on information contained in a Statement on Schedule 13G/A filed with the SEC on February 14, 2012. Based on the Schedule 13G/A, Earnest Partners LLC is an investment adviser that has sole voting power with respect to 2,133,866 shares, shared voting power with respect to 939,617 shares and sole dispositive power with respect to 5,044,310 shares.

 Stock Beneficially Owned by Directors and Officers

        The following table contains information regarding the beneficial ownership of shares of Hexcel common stock as of February 29, 2012 by our current directors and the executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group. The information appearing under the heading "Number of Shares of Common Stock" was supplied to us by the persons listed in the table.

Name	Number of Shares of Common Stock(1)	Percent of Common Stock(2)(3)
David E. Berges(4)	1,763,891	1.8%
Joel S. Beckman(5)	21,275	*
Lynn Brubaker	13,890	*
Jeffrey C. Campbell	31,275	*
Sandra L. Derickson(6)	44,064	*
W. Kim Foster	16,131	*
Thomas A. Gendron	16,687	*
Jeffrey A. Graves	16,011	*
David Hill	13,933	*
David L. Pugh	24,523	*
Nick L. Stanage	152,545	*
Wayne C. Pensky	281,579	*
Ira J. Krakower	457,299	*
Robert G. Hennemuth	171,393	*
All executive officers and directors as a group (14 persons)	3,024,496	3.0%

(1)
Includes shares underlying stock-based awards that either were vested as of February 29, 2012, or will vest within 60 days of this date. These shares are beneficially owned as follows: Mr. Berges 1,030,002; Mr. Beckman 19,772; Ms. Brubaker 3,100; Mr. Campbell 31,275; Ms. Derickson 16,773; Mr. Foster 16,131; Mr. Gendron 6,687; Mr. Graves 16,011; Mr. Hill 13,933; Mr. Pugh 19,523; Mr. Stanage 70,473; Mr. Pensky 182,991; Mr. Krakower 226,686; Mr. Hennemuth 114,106; and all executive officers and directors as a group 1,767,463. None of our directors or named executive officers has pledged any of our common stock as security.

(2)
Based on 99,549,257 shares of common stock issued and outstanding as of February 29, 2012. As required by SEC rules, for each individual person listed in the chart the percentage is calculated assuming that the shares listed in footnote (1) above for such person are outstanding, but that none of the other shares referred to in footnote (1) above are outstanding.

(3)
An asterisk represents beneficial ownership of less than 1%.

(4)
Includes 99,172 shares held by the Berges Family Trust and 65,902 shares held by the Berges 2009 Grantor Retained Annuity Trust I. Mr. Berges has investment and voting control over such shares. Also includes 500 shares held by Mr. Berges' spouse.

(5)
Includes 1,590 shares underlying stock-based awards granted to Mr. Beckman that are held for the benefit of Greenbriar Equity Group LLC. Mr. Beckman disclaims beneficial ownership of these shares.

(6)
Includes 27,291 shares held by the Derickson Revocable Trust. Ms. Derickson has investment and voting control over such shares.

COMPENSATION DISCUSSION AND ANALYSIS

        This section describes and analyzes the material elements of 2011 compensation for our executive officers identified in the Summary Compensation Table on page 39. We refer to these individuals as the named executive officers, or "NEOs." The compensation committee of the board of directors is responsible for determining the compensation and benefits of the NEOs. The committee's approval of the compensation of our CEO is subject to ratification by our independent directors. In setting NEO compensation for 2011, the committee considered the results of the stockholder advisory vote on executive compensation held at our Annual Meeting of Stockholders last year, at which approximately 90% of the votes cast were for approval of our executive compensation. In light of the support the proposal received, the committee determined that we should maintain our existing compensation strategy.

Executive Summary

        Executive compensation for 2011 aligned well with the primary objectives of our compensation philosophy, which are:

  •
  To attract, retain and motivate a high caliber of executive talent

  •
  To ensure that a significant portion of total target compensation is variable compensation based on company performance

  •
  To encourage long-term focus while recognizing the importance of short-term performance

  •
  To determine compensation based on forward-looking considerations and not solely on the basis of past compensation or results

  •
  To align executive and stockholder interests by requiring NEOs to meet minimum ownership guidelines and prohibiting them from hedging our stock

  •
  To discourage excessive risk taking by structuring our pay to consist of a blend of both fixed and variable elements, using an appropriate mix of short and long term company performance metrics, and setting maximum total payouts

  •
  To prevent and remedy executive misconduct, and impose appropriate discipline on individuals who engage in misconduct. See page 35 for a description of our policy regarding executive misconduct, which authorizes recoupment of incentive compensation from an executive whose misconduct results in the inaccurate reporting of financial results.

        The following chart shows the elements of our target compensation for our NEOs. The target compensation is a combination of fixed and variable components, including salary, annual cash incentive awards granted under our Management Incentive Compensation Plan ("MICP"), and equity awards in the form of restricted stock units ("RSUs"), non-qualified stock options ("NQOs") and performance share awards ("PSAs").

2011 NEO Target Pay Mix

        We continued to achieve outstanding results in 2011, as we leveraged an 18.6% increase in year-over-year net sales from 2010 into a 42.8% increase in Adjusted EBIT. Our strong performance resulted in a 59.0% increase in our Adjusted Diluted Earnings per Share, which was solely the result of our increased earnings as we did not engage in any share repurchase program. Cash from operating activities grew by 34.8% over the prior year, which helped fund the planned increase in capital expenditures to meet projected customer demand. After these capital outlays, the resulting Free Cash Flow was down as compared with the prior measurement period, but greatly exceeded targeted levels. See "Pay for Performance—MICP—2011 MICP Performance" on page 23. Our 2011 performance resulted in total stockholder return ("TSR") for 2011 of 33.8%. The table below shows our 2011 performance compared with our 2010 performance for the 2011 MICP measures.

Measure(1)	2011 Actual	2010 Actual	Increase/Decrease
	(Millions)
Free Cash Flow	$52.6	$94.2	(44.2)%
Adjusted EBIT	$190.3	$133.3	42.8%
Adjusted Diluted Earnings per Share	$1.24	$0.78	59.0%

(1)
These non-GAAP financial measures were used to measure performance for our 2011 annual cash incentive awards granted under the MICP. See page 23 for a description of how these non-GAAP financial measures are calculated from the company's audited financial statements.

        Key pay decisions in 2011 included:

Element	2011 Pay Action
Base Salary	Increased NEO salaries by 2.0-4.0% based on each NEO's individual performance and contributions during 2010.
MICP
Awarded a payout of 177.5% of target under our MICP based on superior performance against targets for Free Cash Flow, Adjusted EBIT and Adjusted Diluted Earnings per Share. See "Pay for Performance—MICP—2011 MICP Performance on page 23."
Equity-Based Awards	Continued our practice of awarding our NEOs a mix of NQOs, RSUs and PSAs with an overall design to provide performance-based incentives aligned with stockholder interests.

        We continue to believe that achieving long-term success depends on retaining the support of knowledgeable employees who remain motivated by long-term rewards. Our program delivers compensation through direct pay elements such as salary, short-term cash incentive awards and long-term equity incentives. Additionally, we believe that when executives own a meaningful amount of equity, it creates better alignment with stockholder interests, so we require all of our NEOs to meet specified ownership guidelines for our common stock, and we prohibit our NEOs from hedging our stock. NEOs who have not yet met ownership guidelines are limited in their ability to sell vested shares. We believe that the long tenure of our NEOs (the average tenure is over ten years) and their demonstrated commitment to the long-term performance of the company (NEOs hold their NQOs for an average of almost six years), reflects the effectiveness of our compensation strategy.

  Pay for Performance

        We recognize that our stockholders invest in the company with the expectation that we will deliver a level of performance that creates value. We seek to deliver sustainable value, meaning that our actions to generate short-term results should further our investments in technologies, capabilities, products, markets and employees in order to increase profitability over the long-term.

        When evaluating the appropriateness of our executive compensation for 2011 relative to our performance, the following considerations are relevant:

  •
  Did our profitability generate meaningful improvement in TSR?

  •
  Did our selection of short-term and long-term financial objectives create the appropriate incentives to deliver year-over-year improvement and increasing TSR?

  •
  Did we invest our capital and resources prudently in order to (1) deliver on current and future customer commitments; (2) continue to develop technologies, products, processes and solutions to meet the future needs of customers; (3) capture future sales with existing customers, and in new markets with new customers; and (4) generate operating returns that exceed our cost of capital?

        As explained below, we believe the answer to these questions is "yes."

  Total Stockholder Return

        Our CEO's long-term compensation is closely aligned with our TSR performance because over 55% of his compensation consists of equity awards, and our stock ownership guidelines require a significant holding of equity. The following chart shows our five-year cumulative TSR for the five-year period ending December 31, 2011 compared with our CEO's total direct compensation for 2007 through 2011.

COMPARISON CEO TDC TO TSR 2007-2011

  •
  Total direct compensation includes the following components: salary, actual MICP award, grant date value of annual equity awards and all other compensation, as derived from the Summary Compensation Table in the proxy statements for the applicable years ("TDC").

  •
  The five-year cumulative TSR shows the increase or decrease in value of a $100 investment in Hexcel common stock made on January 1, 2007, as of the end of each fiscal year in the five-year period.

        While TSR is one reflection of company performance, as shown by the events of 2008, TSR in the short-term can be affected by external forces beyond the company's control, and does not necessarily reflect the operating performance of the company. We believe it is appropriate to closely tie our NEO's compensation to the performance we seek to achieve, by tying variable cash and equity incentives to short-term and long-term financial and operational targets. As a result, our CEO's compensation is aligned with value creation for our stockholders, and therefore the compensation decisions and structure of performance-based compensation have been successful.

  MICP

        Our performance measures for 2011 MICP awards incentivized our company leaders to achieve improvements in three areas: Adjusted EBIT, Free Cash Flow and Adjusted Diluted Earnings per Share, with each component given equal weight. This represented a change from our MICP approach in 2010 where our Free Cash Flow was given greater weight than other measures, and we included Adjusted Net Income rather than Adjusted Diluted Earnings per Share. By reducing the emphasis on Free Cash Flow, we encouraged management to focus on results of operations through the Adjusted EBIT component as we increased capital expenditures to meet projected customer demand. By shifting from Adjusted Net Income to Adjusted Diluted Earnings per Share, we sought to align employee interests more closely with stockholder interests by tying employee rewards to the same measure that investors use to gauge our performance.

        In December 2010, the committee established performance measures for all participants in the MICP including our NEOs (there were 171 participants overall). Under the 2011 plan, the maximum payout for each performance measure was 200% of the weighted percentage target award for that measure, with a maximum consolidated total award of 200% of the target award. Nothing is paid based on the relevant measure if the threshold level is not attained. The graph below depicts our actual performance against the threshold, target, and maximum achievement levels set by the committee for each of the performance measures:

2011 MICP Performance

        "Free Cash Flow" means cash provided by operating activities of continuing operations less capital expenditures from the consolidated statement of cash flows, measured from September 30, 2010 to December 31, 2011.

        "Adjusted EBIT" means operating income plus the sum of business consolidation and restructuring expense and other expenses (income) and eligible severance payments.

        "Adjusted Diluted Earnings per Share" means the quotient of Adjusted EBIT minus interest expense minus taxes, as adjusted, divided by the weighted average number of diluted shares of common stock outstanding.

        After performing appropriate due diligence, in January 2012 the committee certified the degree of attainment of the financial measures for the 2011 MICP, which resulted in a payout percentage of 177.5% of the aggregate target for the MICP participant pool.

  •
  Free Cash Flow: Despite the largest increase in capital expenditures in our history, which were undertaken in order to meet projected customer demand, we succeeded in generating Free Cash Flow of $52.6 million, which was $22.6 million higher than the target Free Cash Flow, reflecting a 34.8% increase in cash from operating activities for 2011 and resulting in an MICP award payout of 145.2% of target.

  •
  Adjusted EBIT: Higher sales volumes combined with higher gross margins and effective management of costs enabled us to achieve higher leverage for every sales dollar as compared with 2010 as our Adjusted EBIT increased to $190.3 million, which was $33.3 million higher than the target Adjusted EBIT resulting in an MICP award payout of 187.2% of target.

  •
  Adjusted Diluted Earnings per Share: Our Adjusted Diluted Earnings per Share, or "EPS" for 2011 was 59% higher than in 2010, primarily as a result of increased EBIT, lower interest expense and tax management initiatives resulting in an MICP award payout of 200%, of target, which was the maximum award payable in connection with that performance measure.

  Performance Share Awards

        Given our significant capital investment, one measure of our long-term success is our Return on Invested Capital, or "ROIC". See page 31, under "2011-2013 PSAs" for a description of how this non-GAAP financial measure is calculated from the company's audited financial statements. Accordingly, beginning in 2011, part of our long-term compensation (our PSAs) takes into account a three year measurement of ROIC. For the 2007-2009, 2008-2010, 2009-2011 and 2010-2012 PSA performance cycles, we used Return on Net Capital Employed, or "RONCE," for the purpose of assessing our performance in respect of the PSAs. RONCE, like ROIC, rewards both earnings and the efficient management of the assets of the company, but ROIC measures such performance on an after-tax basis, which is more consistent with the way investors evaluate our performance.

        The use of RONCE and ROIC align management incentives with our multi-year strategic business plan, including achieving a return greater than our cost of capital, providing an incentive for the efficient utilization of our net assets and motivating employees to adopt strategies to improve the return that we earn on our capital employed. Starting with the 2009-2011 PSAs, we also provided an alternative opportunity to earn shares over the three-year performance cycle based on achieving annual goals and subject to a threshold RONCE/ROIC. If the threshold RONCE/ROIC is not met, any award achieved by meeting annual goals will be reduced by 25%. This approach allows flexibility to incentivize management to achieve financial goals that can be set annually in response to changing economic conditions (whether in a declining or improving economic environment), while maintaining the objective of achieving the strategic three-year goal. The annual goals under the PSAs are the same as those used under the MICP, so we are able to reinforce management's focus on these goals and further emphasize their importance. See below under the heading "2011-2013 PSAs" for further detail on the terms of the PSAs.

        For the 2009-2011 performance cycle, our RONCE was 110.5% of target. For purposes of the 2009 PSA performance cycle, RONCE was defined as the average return for 2009, 2010 and 2011 divided by the average capital employed as of December 31, 2008, 2009, 2010 and 2011, where:

  •
  "Return" generally means operating income, adjusted for other expense (income) and equity in earnings from affiliated companies, and

  •
  "Capital employed" generally means stockholder equity plus net debt.

Because the RONCE threshold level was achieved and the sum of the shares earned based on achievement of the annual performance goals under the MICP was greater than the number of shares earned based on the achievement of the three-year RONCE target, the number of shares paid out under the PSAs was equal to the sum of the shares earned based on the level of achievement against the annual performance goals, which was 153.1%, 200% and 177.5% for 2009, 2010 and 2011, respectively, resulting in an aggregate award of 177% of target. By providing flexibility to issue award shares based on the higher of alternative measures, we believe that our leaders' compensation reflected our outstanding performance from 2009 to 2011.

The Process for Setting Compensation

  The Compensation Committee

        The compensation committee of the board of directors operates under a written charter approved by the board and reviewed by the committee annually. The charter provides that the committee is accountable for overseeing, reviewing, and approving our compensation and benefit plans and programs and for defining the goals of our compensation policy. The committee reviews and approves the compensation of the NEOs on an annual basis, including incentives and equity grants. The committee's approval of the compensation of our CEO is subject to ratification by our independent directors. The committee also reviews annually the benefit plans applicable to all of our employees, including the NEOs. In addition, the committee periodically reviews our retirement benefits for NEOs.

  Compensation Consultant

        The committee retains an independent compensation consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy" or "the consultant"), to assist it in establishing and reviewing executive compensation. The consultant reports directly to the compensation committee and the committee has the sole authority to approve the consultant's fees and the other terms of engagement.

        The committee instructs the consultant to provide advice to the committee with the objective of creating long-term value for stockholders through our compensation programs. In providing this advice, the committee asks the consultant to periodically inform the committee of compensation-related developments that may influence the committee's decision-making processes. The consultant is expected to communicate regularly with management to understand the company's business environment, talent needs, and compensation considerations (from the perspective of both the committee and management). In addition, prior to committee meetings, the consultant confers with the committee chair regarding the matters to be discussed at the meeting, and confers with management on management presentations to the committee. In the event the consultant disagrees with the appropriateness of a proposal of management, the consultant informs the committee and reviews the areas of disagreement. The consultant has not performed, and does not currently perform, work for management outside the scope of the engagement by the committee. If management requests additional work, the consultant must first obtain the approval of the chair of the committee.

        With the recommendation and consent of the committee, our CEO confers with the consultant when developing compensation recommendations for the other NEOs. On behalf of the committee, senior management periodically confers with the consultant on our executive compensation programs and may request the consultant's views regarding modifying or adopting new programs or preparing offers of employment to senior executives.

  Compensation Risk Oversight

        We review our compensation programs to ensure they do not encourage excessive risk taking. We believe that the following features ensure that our compensation motivates our employees without creating an environment that encourages excessive risk taking:

  •
  We structure our pay to consist of both fixed and variable elements. We cap our MICP payout at two times the target amount. We use an appropriate mix of short and long term performance metrics and personal objectives in formulating our MICP and PSA payout schemes

  •
  A large portion of compensation is delivered to executives in the form of equity awards which generally vest over a three-year period, are only valuable if our stock price increases over time, and tend to focus our executives on long-term success rather than short-term results

  •
  Our board of directors, which is independent other than for our CEO, has adopted and implements appropriate corporate governance practices, including oversight of enterprise risk management

  •
  We have adopted a policy regarding executive misconduct, which provides for the "clawback" of performance-based or incentive compensation in the event an executive's misconduct results in the inaccurate reporting of our financial results

  •
  We use a variety of incentive performance measures, such as EBIT, net income, cash flow and ROIC/RONCE, which discourages management from focusing solely on a single financial, operational or corporate goal for reward

  •
  We have adopted stock ownership guidelines, which serve to align the interests of our NEOs with those of our stockholders, and encourage focus on long term performance

  •
  We empower the committee to exercise negative discretion to adjust awards downward if warranted by the circumstances

  •
  We engage independent compensation consultants to guide us in making compensation decisions

  Benchmarking

        Each year the committee specifically reviews performance and authorizes the salaries, incentives, and equity grants for the NEOs. In making these determinations the committee considers prevailing compensation practices of the comparator group as well as general industry survey data.

  The Comparator Group

        The comparator group is comprised of companies which have attributes that, when viewed as a whole, represent a reasonable comparison to us in a number of relevant respects. In particular, the following criteria are considered in selecting our comparator group:

  •
  Industry, such as aerospace, defense and specialty chemicals

  •
  Business complexity and international scope and operations

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  Market for investor capital

  •
  Company characteristics such as revenues, number of employees, market capitalization and geographic location

  •
  Competition for executive and managerial talent

        The comparator group is selected by the committee based on recommendations by our consultant with input from management. The companies included in the comparator group are reviewed annually, and periodically we conduct a detailed assessment of their continued relevance to the company.

        The comparator group companies considered by the committee in determining NEO compensation for 2011 were:

A. Schulman, Inc.	Cabot Corporation	H.B. Fuller Company
AAR Corp.	Crane Co.	Kaman Corporation
Alliant Techsystems Inc.	Cytec Industries Inc.	PerkinElmer, Inc.
Arch Chemicals Inc.	Esterline Technologies Corp.	Precision Castparts Corp.
Barnes Group Inc.	FMC Corporation	Teledyne Technologies Inc.
BE Aerospace, Inc.	Goodrich Corporation

  General Industry Survey Data

        In addition to comparator group data, the committee also reviewed the Towers Perrin General Industry Executive Database ("Towers Perrin"), a large compensation survey of hundreds of companies in various industries, including aerospace, chemicals, automotive and defense. Neither the committee nor the company has any input into the scope of the companies included in the survey. Due to the broad scope of the survey, we size adjust the data based on our revenue for purpose of comparison. While we primarily use the comparator group data to benchmark, the committee uses the Towers Perrin data as a secondary reference to ensure that the company's compensation practices are similar to those in a broader industry index of companies.

  Use of Company Performance in our Compensation Programs

        We provide the opportunity for both cash and stock incentives based on achievement of individual and company performance measures. Annual cash awards are available under the MICP. PSAs are granted under our 2003 Incentive Stock Plan ("ISP"), our general plan that provides for the granting of various stock-based awards, on an annual basis. The committee, in consultation with the consultant and senior management, adopts PSA performance measures for earning awards and determines the relationship between achievement of performance and the size of award payable at threshold, target and maximum levels of performance. The committee selects performance measures and goals with input from management and in consultation with the board. These measures are intended to incent high levels of achievement consistent with our overall business objectives for the performance period.

  Use of Individual Performance in our Compensation Programs

  CEO

        Each year we establish individual performance objectives for the CEO for the year and we evaluate the CEO's performance against the objectives for the preceding year. We base the CEO's MICP award opportunity solely on company performance. However, we consider achievement of his individual objectives in deciding whether to exercise negative discretion to reduce his MICP award and in setting his target compensation for the subsequent year. At least twice annually the full board of directors reviews the CEO's performance and the presiding director then discusses the board's assessment with the CEO. This assessment includes a review of overall performance of the company, the degree to which strategic objectives were met, leadership accomplishments, and other factors deemed relevant to the CEO's performance. The consultant assists the committee in evaluating competitive CEO compensation data and potential compensation actions that could be taken in light of this performance. Our compensation committee charter requires that all decisions regarding CEO compensation be ratified by our independent directors. The CEO has no role in setting his own compensation. See "NEOs—Direct Compensation and Performance" on page 32 for an explanation regarding the factors that the committee considered in determining the 2011 compensation for Mr. Berges.

        Each year the board assesses the CEO's performance and affirmatively considers whether to extend the term of his employment. In 2011, the board determined that the CEO's employment agreement should be extended until at least its current expiration date in, July 2013. See "Employment Agreement with Mr. Berges" on page 41 for a description of Mr. Berges employment agreement.

  Other NEOs

        Each year, the CEO establishes individual performance objectives for the other NEOs and evaluates their performance against the objectives for the preceding year with additional input from the committee. MICP award opportunities for the other NEOs are based solely on company performance, subject to the committee's authority to exercise negative discretion to reduce an NEO's MICP award.

The committee receives the CEO's assessment of each NEO's overall performance, criticality to business strategy, career potential, and retention risk. For each NEO, the CEO makes recommendations regarding the MICP award and compensation for the next year. These recommendations are reviewed by the consultant, who advises the committee on the reasonableness of the recommendations relative to competitive norms. While the committee gives appropriate weight to competitive data and the CEO's recommendations, the committee also exercises its judgment based on the committee's assessment of the performance of the other NEOs. See "NEOs—Direct Compensation and Performance" on page 32 for an explanation regarding the factors that the committee considered in determining the 2011 compensation for each NEO.

  Committee's Use of Tally Sheets

        As part of the committee's review of the annual target compensation of the NEOs, the committee reviews "tally sheets" for each of the NEOs which reflect other forms of compensation such as deferred compensation, retirement benefits, severance payments and perquisites under various scenarios. The tally sheets also reflect realized and unrealized amounts from awards of equity incentives. Though the compensation previously earned by the NEOs is not a determinant in setting compensation for subsequent years, the committee does utilize the tally sheet data to understand the impact that compensation actions could have on future payments in retirement, termination, and change in control scenarios. With the assistance of the committee's consultant, the committee also uses the tally sheets to provide assurance that our compensation programs and payments upon termination under various scenarios are reasonable and in line with industry practices.

Components of Executive Compensation for 2011

        In establishing appropriate compensation opportunities for NEOs, the committee considers a variety of factors, such as, but not limited to, depth of experience, tenure in position, past performance, internal equity, retention risks, and market data. We benchmark total compensation as well as each component of total compensation against the comparator group. See "Benchmarking" on page 26 of this proxy statement. Pay for the current NEOs is targeted between the median and 75th percentile of the comparator group. This positioning reflects the experience of several of our NEOs as well as their sustained good performance. Actual total target compensation for each individual NEO falls within the targeted range after adjusting for company size, except for the General Counsel who is positioned slightly above the 75th percentile due to his long tenure with the company and demonstrated value to us.

        Applying these factors, the committee determined that 2011 executive compensation would consist of four primary components—salary, cash incentive, equity awards and a benefits package. The following chart shows each NEO's salary, target cash incentive under the MICP, and target equity awards in 2011, in each case as a percentage of the NEO's salary. For purposes of calculating the percentages in the chart, the value of each equity award is determined in the same manner used to determine the values appearing in the last column of the Grants of Plan-Based Awards table on page 41.

NEO	Salary	Target MICP Award as Percentage of Salary	Target Equity Awards as Percentage of Salary
David E. Berges	$950,000	100%	250%
Nick L. Stanage	$545,700	75%	160%
Wayne C. Pensky	$390,958	65%	165%
Ira J. Krakower	$359,890	65%	140%
Robert G. Hennemuth	$337,958	55%	130%

  Salary

        In accordance with the methodology described above, Mr. Berges' salary was increased from $923,113 in 2010 to $950,000 in 2011, an increase of 2.91%. In January 2011, Mr. Berges presented the committee his recommendations regarding salary increases for our other NEOs. Based on Mr. Berges' assessment of their performance and other factors the committee deemed relevant, salary increases for the other NEOs were approved as follows: Mr. Stanage, 2.0%; Mr. Pensky, 4.0%; Mr. Krakower, 3.0%; and Mr. Hennemuth, 3.4%.

  MICP Awards

        The MICP is a stockholder-approved plan that provides an annual cash incentive opportunity to select key employees including the NEOs. The cash incentive awards paid for 2011 appear in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. Under the plan, competitively-based cash incentive target amounts, expressed as a percentage of salary, are established for participants at the beginning of each year by the committee. Cash incentive awards paid to NEOs for 2011 were determined exclusively based on the degree of attainment of predetermined objective financial performance measures, as explained on page 21 under "Pay for Performance." The MICP provides for the grant of "qualified awards," which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the "Code"), and for the grant of "non-qualified" awards, which are not intended to qualify as "performance based compensation" under Section 162(m). See below under the heading "The Impact of Tax Regulations on our Executive Compensation—Deductibility of Compensation—Section 162(m)" for details on the impact of Section 162(m). At the end of the performance period, the committee has discretion to adjust a qualified award downward, but not upward, from the objectively determined level of attainment of the performance measure. Non-qualified awards can be adjusted upward or downward. In 2011, the committee did not exercise negative discretion in making MCIP awards. The NEOs received only qualified awards in 2011.

        After review, the committee did not increase the target MICP award (expressed as percentage of salary) of any NEO from 2010 to 2011.

  Equity Awards

        We make annual awards of equity incentives to NEOs pursuant to the ISP. On occasion we make unique individual awards to NEOs when special recognition is warranted, although no special awards were granted in 2011. In 2011, we used three forms of equity incentives granted to the NEOs under the ISP: NQOs, RSUs and PSAs. In its meeting in January 2011, the committee approved the dollar value of each NEO's aggregate equity award for 2011 as a percentage of the NEO's salary for 2011, and approved the forms in which the awards would be granted: 50% of total grant date award value in NQOs, and 25% of total grant date award value in each of RSUs and PSAs. The committee reviewed a variety of factors to determine if our long-term incentive percentages for our NEOs were competitive with those of our peers and appropriate in light of our compensation philosophies. The mix of types of awards was intended to provide our most senior executives with performance-based incentives for delivering results in a challenging business environment.

        These equity incentives foster the long-term perspective necessary for continued success in our business. They also align the interests of our NEOs with stockholder value and are an important element of our goal to be competitive with peer companies.

  Valuation

        On January 31, 2011 (the grant date for such awards as determined in accordance with our equity award policy), the dollar values were converted into a number of NQOs, RSUs and PSAs based on the valuation methodology used by us to determine accounting expense for the fair value of the awards under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The RSUs and PSAs were valued, for each share they represented, at the closing price of our common stock on the NYSE on January 31, 2011 ($19.02). The value of PSAs was not discounted to reflect the degree of difficulty of attaining the applicable performance goals. The NQOs awarded to NEOs were valued at $7.65 for each share based on a Black-Scholes value determined as 40.2% of the closing price of a share.

  Equity Award Policy

        Under our equity award policy:

  •
  Equity awards may only be authorized by the board, the compensation committee, or by an equity grant committee specifically authorized by the board or the compensation committee

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  The compensation committee has the discretion to authorize grants outside the policy when circumstances warrant

  •
  The exercise price of a stock option shall not be less than the closing price of our common stock on the NYSE on the date of grant

  •
  We choose to value equity grants and to set the exercise price of an NQO on the third trading day after we next release earnings following a grant authorization to allow the public market an opportunity to digest our most recent financial results and establish the fair market value of a share of our common stock on the date of grant

  Stock Options

        NQOs have an exercise price equal to the closing price of our common stock on the NYSE on the grant date, typically have a term of ten years and vest ratably over three years. Because financial gain from NQOs is only possible if the price of our common stock increases during the term of the NQO, we believe grants encourage NEOs and other employees to focus on behaviors and initiatives that should lead to a longer-term increase in the price of our common stock, which aligns the interests of our NEOs and employees with those of our stockholders.

  Restricted Stock Units

        RSUs represent units that generally vest and convert into shares of our common stock on a one-to-one basis ratably over three years. Because RSUs are valued at the closing price of common stock on the date of grant, a grant of equity award value in the form of RSUs results in the issuance of fewer shares and less dilution than would result from providing the same value in the form of NQOs. RSUs are also an important vehicle to assist newly hired or promoted NEOs to achieve their ownership guidelines.

  Performance Share Awards

        PSAs provide an opportunity to receive a number of shares of our common stock based upon achievement of a measure of our performance over a multi-year period. There is a threshold, target and maximum number of shares that can be earned over the performance period. The maximum number of shares that can be earned is 200% of target. PSA grants encourage NEOs and other employees to focus on improved long-term financial performance and increases in the price of our common stock.

  2011-2013 PSAs

        Our PSA program has a three-year performance period. The number of shares awarded at the end of the period is the greater of (i) the shares earned based on achievement of three-year ROIC or (ii) the sum of the shares earned based on achievement of separate performance measures for each of the three years in the performance period. However, if the threshold performance level for three-year ROIC is not met, then the amount of any shares earned based on yearly achievement will be reduced by 25%. The yearly performance measures, and the threshold, target and maximum levels of payout, as well as all other terms for determining the annual earned share amounts for each year under the PSA program, are the same as those adopted under the MICP for the corresponding year.

        For our 2011 PSA program, ROIC is defined as the average return for 2011, 2012 and 2013 divided by the average invested capital as of December 31, 2010, 2011, 2012 and 2013, where:

  •
  "Return" generally means operating income, adjusted for other operating expense (income), taxes and equity in earnings from affiliated companies, and

  •
  "Invested capital" generally means stockholder equity plus total debt.

        The following chart indicates the awards payable for 2011-2013, as a percentage of target awards, at various levels of attained ROIC:

2011 - 2013 PSA
Payout Schedule

        The structure of the 2011-2013 PSAs requires a threshold level of performance before any payout is earned. As the chart shows, depending on achievement there are threshold (50% of target award), target (100% target award) and maximum (200% of target award) award levels.

        As indicated previously in this proxy statement, the payout under our MICP for 2011 was 177.5% of the target MICP award; therefore, the shares that have been provisionally earned so far for each participant under the 2011-2013 PSA program—based on our performance in the year 2011—is equal to 59.2% of the three-year target amount of shares. This result is obtained by taking one-third of the three-year target award under the PSA program and multiplying it by 177.5%. However, the final 2011-2013 PSA award will not be determined until the end of the performance period. If we fail to meet the threshold level for the three-year ROIC achievement, then the total of the provisionally earned shares based on annual achievements for 2011-2013 will decrease by 25%. In no event can the award of PSA shares exceed 200% of target award.

        Under the PSAs, upon termination of employment due to death, disability or retirement, or upon termination of the employee without cause or, in the case of our NEOs, by the executive for good reason, the employee is entitled to receive a pro-rata portion, based on time employed during the performance period, of the earned award.

        The committee adopted ROIC as the performance measure for the 2011-2013 PSAs for various reasons including:

  •
  ROIC can be readily derived from our audited consolidated financial statements

  •
  ROIC is a common measure used by investors to evaluate a company's performance, and by measuring results on an after-tax basis, it more closely aligns our financial measures with the way investors evaluate performance

  •
  ROIC emphasizes the importance of achieving a return greater than our cost of capital

  •
  It is important to provide an incentive for the efficient utilization of our net assets and to motivate improvement in the return that we earn on our capital employed

        ROIC target levels were established by the committee in late 2010 based on the business plan for 2011-2013. The target levels chosen were challenging, yet attainable, giving consideration to:

  •
  Our planned capital investments in new manufacturing plants and capacity during the period

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  Our objective of achieving an adequate return on capital

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  Our objective of tightly controlling working capital, including better management of inventory levels

NEOs—Direct Compensation and Performance

        The committee considered the following factors, among others, in determining the 2011 compensation of each of our NEOs:

  David E. Berges, Chairman and Chief Executive Officer

        Mr. Berges' leadership in the development of our long-term business strategies for the company, including penetration into new aircraft programs, building relationships with important customers and suppliers, adherence to good governance practices, and successful management of investor relations. Under his guidance, the company's financial performance in 2011 was significantly improved over 2010 which led to improved earnings, further debt de-leveraging, reduced interest expense, and a solid platform for the capital expenditures to support expansions to meet growing customer demand. Mr. Berges continued to lead the company's organizational development and was instrumental in successfully integrating new key senior executives.

  Nick L. Stanage, President

        Mr. Stanage's significant role in guiding the growth of our operations, including management of growth initiatives for products on new aircraft and engines, the successful introduction of new products, his development and implementation of strategy and his role in developing and implementing a new customer-facing matrix organization, including the integration of new key personnel to support the new organization. In addition, Mr. Stanage oversaw the continued improvement of process innovation through improved production, sales, inventory and operations planning, as well as overseeing the company's significant capital projects.

  Wayne C. Pensky, Senior Vice President and Chief Financial Officer

        Mr. Pensky's successful implementation of borrowing, cash management and tax strategies that resulted in substantially decreased interest expense and provided significant tax savings and benefits, his leadership of our financial reporting efforts as the company met or accelerated its internal and external reporting deadlines, without experiencing any significant deficiencies with respect to internal controls, and Mr. Pensky's management in the outsourcing of the internal audit function, which helped improve visibility of internal audit and the speed and quality with which the reviews were completed.

  Ira J. Krakower, Senior Vice President, General Counsel, and Secretary

        Mr. Krakower's effective management of the legal, environmental and export functions that report into his position, the successful defense and settlement of several litigation matters, the negotiation of agreements for protection of the company's intellectual property, and guidance to the board and management on matters of governance, as well as overseeing the adoption and implementation of the company's compliance policies pertaining to ethical conduct of business.

  Robert G. Hennemuth, Senior Vice President of Human Resources

        Mr. Hennemuth's effective development and deployment of a revised organizational structure and improved succession planning and diversity at multiple organizational levels, successful recruitment and integration of new senior leaders, the development of new leadership development activities, including the company's first early career rotational program, and leadership of efforts to strengthen the company's overall recruitment capability and processes.

Benefits and Retirement Plans

        Our employees are offered participation in a variety of retirement, health and welfare, and paid time-off benefit plans which promote employee well-being and retention. Our NEOs may participate in these plans to the same extent as our other employees. These plans may be subject to tax and regulatory restrictions that may limit benefits payable under the plan or impose adverse consequences if benefits are paid based on compensation above certain levels.

  Qualified 401(k) Plan

        Our qualified 401(k) Plan allows substantially all US employees to contribute up to 75% percent of their cash compensation. The plan further provides:

  •
  that employee contributions and earnings thereon are 100% vested at all times

  •
  for a 50% company match on employee contributions, up a maximum of 6% of total cash compensation

  •
  for a discretionary profit sharing contribution into the plan annually as determined by the compensation committee

  •
  for a fixed contribution of an additional 2% of each employee's cash compensation each year, or 4% for employees who were 45 years of age on or before December 31, 2000 and employed by us as of such date

  •
  for all matching, discretionary and fixed contributions and earnings to vest at the rate of 20% for each year of service with us—meaning that all contributions are fully vested after five years

One of the investment options in the 401(k) plan is a Hexcel stock fund. Senior executives, including all the NEOs, are not permitted to invest in this fund. Other employees may only invest company contributions, and not their own contributions and earnings, in the Hexcel stock fund.

  Supplemental Benefits

        Our NEOs receive the following supplemental benefits:

  •
  Our NEOs are eligible to participate in the nonqualified deferred compensation plan described on page 47 under "Nonqualified Deferred Compensation in Fiscal Year 2011"

  •
  We have entered into the following supplemental retirement agreements with our NEOs, which are described on page 44 under "Pension Benefits in Fiscal 2011":

  •
  supplemental executive retirement agreements ("SERPs") with Messrs. Berges, Stanage and Krakower

  •
  executive deferred compensation arrangements ("EDCAs") with Messrs. Pensky and Hennemuth

  •
  For Mr. Berges we provide a death benefit while he is employed by us equal to two times the sum of (i) his salary on the date of death and (ii) the average of the MICP awards in the two years prior to death, up to a maximum of $1,500,000. For Messrs. Stanage, Pensky, Krakower and Hennemuth, we provide a death benefit for each of them so long as they continue to be employed by us equal to two times the sum of (i) salary on the date of death and (ii) the average of the MICP awards paid in the three years prior to death, up to a maximum of $1,500,000 for Mr. Stanage.

Perquisites

        Neither Mr. Berges nor Mr. Stanage participates in our annual perquisites program. For each of Messrs. Pensky, Krakower and Hennemuth, our perquisites program provides for an annual car allowance of $12,000, and an additional annual allowance of $10,600 (for Messrs. Pensky and Krakower), and $5,600 (for Mr. Hennemuth). These amounts have not increased since 2000. The additional allowance may be used for:

  •
  reimbursement of club membership dues

  •
  expenses incurred for financial counseling and tax preparation

  •
  premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives

  •
  reimbursement to the NEO for taxes due on the income recognized by the NEO as a result of receiving these reimbursements (but only to the extent of any remaining balance)

        We believe that the perquisites we offer to our NEOs are reasonable in amount and are market competitive. The committee reviews our perquisites program annually.

Stock Ownership Guidelines

        Under the company's stock ownership guidelines:

  •
  the executive or director is required to reach the target dollar value through ownership of shares of unrestricted common stock and to retain those shares until termination of service;

  •
  unvested RSUs do not count as shares owned, only shares received upon conversion of vested RSUs count as shares owned

  •
  the target dollar value is as follows:

CEO	5x Salary
NEOs other than CEO	2x Salary
Directors	3x Annual Retainer Fee
  •
  until the target dollar value has been reached, an executive must retain 50%, and a director must retain 100%, of all "net" shares received under any company equity compensation program

  •
  "net" shares means all shares remaining after the sale by the executive or director, or the withholding by us of shares to pay the exercise price (in the case of options), and any taxes due in respect of the shares received

  •
  testing for compliance is done on the last day of each fiscal quarter

  •
  once the executive or director holds the target dollar value as of a testing date, he is deemed to be in compliance with the policy so long as he continues to hold at least the number of shares he held as of that testing date

        The guidelines provide that shares held by a parent, child, or grandchild of the executive or director, or by a trust or other entity established for any such family members, will count toward reaching the guideline dollar value so long as the executive or director retains the power to dispose of the shares. The compensation committee believes that the purpose of aligning the interests of directors and executives with those of stockholders through stock ownership is still served when shares are held by immediate family members or trusts or other entities for their benefit. This also removes a disincentive to transfer shares to family trusts in order to facilitate estate planning.

        Under these guidelines, all of our directors and NEOs are in compliance with the policy. We monitor compliance with the guidelines by all NEOs and directors on a quarterly basis.

        Employees and directors are not permitted to "sell short" Hexcel stock or to otherwise hedge their economic exposure to the Hexcel stock they own.

Potential Impact on Compensation from Executive Misconduct

        If the board or an appropriate committee of the board has determined that an officer has engaged in fraudulent or intentional misconduct, we are authorized to take action to remedy the misconduct, prevent its recurrence, and impose appropriate discipline on the individual who engaged in the misconduct. Discipline would vary depending on the facts and circumstances, and may include:

  •
  termination of employment

  •
  initiating an action for breach of fiduciary duty

  •
  if the misconduct resulted in inaccurate reporting of our financial results, seeking cancellation of that number of outstanding equity awards, and recoupment (net of tax) of that portion of any performance-based or incentive compensation paid or delivered, or of any gains realized from the sale of stock from equity awards, which is greater than would have been awarded, paid or delivered to, or realized by, the officer, if calculated based on the accurate reporting of financial results. The officer will be subject to such cancellation and recoupment within the eighteen month period following the date on which the payment or award based on the inaccurate calculation has been made or delivered, including any portion of such period occurring after the executive's employment has terminated for any reason.

These remedies are in addition to any other remedies available to us or imposed by law enforcement agencies, regulators or other authorities.

        In addition to the remedies above, our equity grants to NEOs also include a clawback provision in the event the NEO violates certain obligations to the company, including confidentiality, non-competition and non-solicitation of employees.

The Impact of Tax Regulations on our Executive Compensation

  Deductibility of Compensation—Section 162(m)

        Under Section 162(m) of the Code there is a $1.0 million annual limit on the deductibility of compensation paid to certain NEOs, subject to limited exceptions. One exception applies to compensation that meets all of the requirements of "qualified performance-based compensation" under Section 162(m) and the applicable regulations thereunder and compensation that meets all of these requirements will be fully deductible to the company. We consider deductibility as one factor along with others that are relevant in setting compensation. NQOs and PSAs issued under the ISP generally qualify for deductibility as performance-based compensation. As noted on page 30, we also grant RSUs without any performance requirement as one of the mechanisms we employ to foster retention of key employees. The MICP provides for the grant of both awards that are intended to qualify as performance-based compensation and awards that are not intended to qualify as performance-based compensation. We generally structure annual awards under the MIPC to qualify as performance-based compensation under Section 162(m) so that such awards are fully deductible to the company.

        We were able to deduct all expense associated with the compensation paid to our NEOs in 2011 except for $1,019,353 associated with compensation to Mr. Berges and $353,735 associated with compensation to Mr. Stanage. For Mr. Berges, the nonperformance-based compensation consisted of salary and the taxable value of shares received from prior grants of RSUs that converted into shares in 2011. For Mr. Stanage, the nonperformance-based compensation consisted of salary and the taxable value of shares received from a prior grant of RSUs that converted into shares in 2011.

  Deferred Compensation Rules—Section 409A

        Section 409A limits the timing of deferral elections, the range of permissible payment events, and the ability to accelerate payments under nonqualified deferred compensation plans, and imposes certain additional taxes and penalties on participants if the plan fails to comply. It is our intention that our deferred compensation plans and arrangements comply with Section 409A.

Severance and Change in Control Arrangements

        As described on pages 49-55 of this proxy statement, we provide certain payments, benefits, or enhancements to our NEOs as a result of certain terminations of employment or upon a change in control. In addition, as described on pages 50-52, we accelerate vesting of many of our equity grants upon certain terminations or upon a change in control. We also provide a modified gross-up for excise taxes incurred by our NEOs on "excess parachute payments" under 280G of the Code. With respect to Mr. Stanage, the modified gross-up applies only with respect to a change in control that occurs on or before November 9, 2014.

        These severance and change in control benefits enhance our ability to attract and retain executives as we compete for talented individuals in a competitive marketplace.

  Benefits Upon Termination of Employment

        In providing for payments and enhancements upon termination by us without cause or by the NEO for good reason, other than in connection with a change in control, the compensation committee attempted to provide a level of benefits that is both reasonable and competitive, and took into consideration the likelihood that it will take more time for an executive-level employee to find comparable new employment.

        The committee approved the enhanced benefits for our NEOs under their SERP and executive severance agreements following a termination in connection with a change in control in order to motivate executives to consider corporate transactions that are in the best interests of the company and its stockholders without undue concern over the impact of the transaction on the NEO's personal situation.

  Single-Trigger Equity Vesting

        In adopting a "single-trigger" for vesting equity awards—which means the equity awards vest upon a change in control regardless of whether the NEO's employment is terminated—the compensation committee considered the following:

  •
  a single trigger on equity vesting can be an especially powerful retention device for senior executives during change in control discussions, as equity represents a significant portion of total compensation

  •
  the desire to provide NEOs with the same opportunity as stockholders have to realize value at the time of a change in control, consistent with the intended alignment of NEO's interests to those of stockholders

  •
  the fact that the company may no longer exist after a change in control, or performance measures may become misaligned with strategies formulated by new management or a new board

  Modified Gross-Up

        With respect to the modified gross-up for excise taxes incurred on "excess parachute payments," we believe that it serves to support the general principle of preserving the benefits intended to be delivered to the NEO and removing personal interests from decisions that enhance stockholder value. The effects of Section 280G are unpredictable and can have widely divergent and unexpected effects based on an NEO's personal compensation history. As indicated in the table on page 54, if a change in control and termination of employment occurred on December 30, 2011, Messrs. Stanage and Hennemuth are the only NEOs who would have received a gross-up payment.

        See pages 49-51 for a description of post-termination obligations imposed on some NEOs.

Compensation Committee Interlocks and Insider Participation

        The following directors were members of the compensation committee during 2011: Joel S. Beckman, Sandra L. Derickson, Thomas A. Gendron and David L. Pugh. None of these directors has been a Hexcel executive officer at any time. In addition, no Hexcel executive officer served on the compensation committee of another entity during 2011.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our 2011 proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2011. This report is provided by the following independent directors who comprise the committee:

  David L. Pugh (Chair)
  Joel S. Beckman
  Sandra L. Derickson
  Thomas A. Gendron

 EQUITY COMPENSATION PLAN INFORMATION

        The following information is provided as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	6,135,278	(2)	$12.02	(3)	2,563,588	(4)
Equity compensation plans not approved by security holders	27,988	(5)	N/A	(6)	0

Total	6,136,266		$12.02	(3)	2,563,588	(4)

(1)
All numbers in these columns refer to shares of Hexcel common stock.

(2)
Includes 4,085,524 shares issuable upon the exercise of NQOs, 797,760 shares issuable upon the vesting and conversion of RSUs, and 1,251,994 shares issuable as a result of outstanding PSAs. With respect to PSAs for the 2009-2011 performance period, reflects 501,742 shares to be issued, based on the level of attainment of RONCE (the applicable performance measure) during the 2009-2011 period. With respect to the 2010-2012 and 2011-2013 periods, assumes that we will attain the maximum level of RONCE and ROIC, respectively, under the PSAs for each performance period, which would result in the PSAs converting into the maximum number of RSUs in early 2013 and 2014, respectively.

(3)
Excludes the RSUs and PSAs referred to in note 2 above because they have no exercise price.

(4)
Includes (i) 2,235,494 shares of common stock available for future issuance under the ISP, which shares of common stock could be issued in connection with awards other than options, warrants or rights, (ii) 174,045 shares of common stock subject to options as of December 31, 2011 under, and purchased in January 2012 pursuant to, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan or that could after December 31, 2011 become subject to options under, and therefore be purchased under, the terms of the Hexcel Corporation 2009 Employee Stock Purchase Plan.

(5)
The only equity compensation arrangement in which options, warrants or rights were authorized that have not been approved by stockholders is an RSU award to Mr. Stanage granted in connection with his employment agreement, as described under the heading "Employment and Severance Agreement with Mr. Stanage" on page 42.

(6)
The only applicable arrangement consists of RSUs which have no exercise price.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David E. Berges;	2011	950,000	1,187,495	1,187,525	1,686,250	3,423,576	171,555	8,606,400
Chairman and CEO	2010	923,113	1,153,896	1,153,891	1,846,226	3,485,791	110,506	8,673,423
	2009	905,013	1,153,891	1,153,832	1,386,208	3,900,944	97,271	8,597,159
Nick L. Stanage;	2011	545,700	436,547	436,570	726,463	382,643	81,543	2,609,466
President(8)	2010	535,000	401,251	401,251	802,500	320,100	399,005	2,859,107
	2009	72,019	999,999	—	102,432	39,203	1,852	1,215,505
Wayne C. Pensky;	2011	390,958	322,541	322,547	451,068	277,813	112,430	1,877,357
SVP and CFO	2010	375,921	300,731	300,738	488,697	256,245	73,248	1,795,580
	2009	368,550	294,846	294,825	366,930	358,169	74,283	1,757,603
Ira J. Krakower;	2011	359,890	251,939	251,930	415,223	873,618	115,507	2,268,107
SVP; General Counsel;	2010	349,408	244,596	244,585	454,230	719,958	54,068	2,066,845
Secretary	2009	341,219	238,846	238,839	339,719	858,643	69,257	2,086,523
Robert G. Hennemuth;	2011	337,958	219,681	219,677	329,931	187,640	69,167	1,364,054
SVP—Human Resources	2010	326,845	212,441	212,449	359,350	169,526	36,544	1,317,155
	2009	320,436	208,278	208,272	269,947	183,208	52,104	1,242,245

(1)
Reflects the aggregate grant date fair value of RSUs and PSAs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by the NEO. The amount included for each PSA reflects the estimate of aggregate compensation cost to be recognized over the life of the PSA determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures and assuming that the PSA will pay out at target. The value for each PSA at the grant date assuming that the target level of performance will be achieved and alternatively, that the highest level of performance will be achieved, is as follows:

	2011		2010		2009
	Amount included in Stock Awards above (target)	Maximum amount	Amount included in Stock Awards above (target)	Maximum amount	Amount included in Stock Awards above (target)	Maximum amount
David E. Berges	593,747	1,187,495	576,948	1,153,896	576,946	1,153,891
Nick L. Stanage	218,274	436,547	200,626	401,251	—	—
Wayne C. Pensky	161,271	322,541	150,366	300,731	147,423	294,846
Ira J. Krakower	125,969	251,939	122,298	244,596	119,423	238,846
Robert G. Hennemuth	109,841	219,681	106,221	212,441	104,139	208,278
(2)
For additional information regarding the assumptions made in calculating these amounts, see Note 11, "Stock-Based Compensation," to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, and Note 11, "Stock-Based Compensation," to the consolidated financial statements, and the discussion under the heading "Critical Accounting Policies—Share-Based Compensation" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Reflects the aggregate grant date fair value of all NQOs granted to the NEO during such year, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO.

(4)
Reflects amounts earned under the MICP with respect to 2011, 2010 and 2009. Such amounts were paid in 2012, 2011 and 2010, respectively.

(5)
For each year, represents the difference between the actuarial present value of the executive's accumulated benefit under his SERP or EDCA, as applicable, as of December 31 of the current year and December 31 of the prior year. Messrs. Berges, Stanage and Krakower each have a SERP, and Messrs. Pensky and Hennemuth each have an EDCA. The amounts in this column were calculated assuming retirement at age 65, which is the normal retirement age under the relevant pension plans and arrangements (except in the case of Mr. Krakower who is over age 65, therefore we used, his current age). The interest rate and mortality assumptions used are consistent with those used in the preparation of our financial statements. See Note 8, "Retirement and Other Postretirement Benefit Plans" to the consolidated financial statements, and the discussion under the heading "Retirement and Other Postretirement Benefit Plans" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a description of these interest rate and mortality assumptions.

The increase in pension value during 2011 resulted from a decrease in the ASC 715 interest rate (formerly referred to as FAS 87) used to calculate a lump sum payment. In addition, because SERP benefits are based on a final average pay formula that is based on the highest paid 36 of the last 60 months, a higher than average 2011 cash incentive award contributed to the increase in the SERP benefits for Messrs. Berges and Krakower.

(6)
The amounts in the "All Other Compensation Column" for 2011 include the following:

Name	Hexcel Contributions to 401(K) Retirement Savings Plan	Hexcel Contributions to Nonqualified Deferred Compensation Plan	Cash in Lieu of 401(K) Contributions on Earnings Exceeding ERISA Limits	Premiums for Life Insurance		Premiums for Long-Term Disability Insurance	Perquisites Allowance(a)	Other
David E. Berges	$23,275	—	$143,846	$3,870		$564	—	—
Nick L. Stanage	$23,275	—	$55,231	$2,473		$564	—	—
Wayne C. Pensky	$28,175	$58,618	—	$2,473		$564	$22,600	—
Ira J. Krakower	$28,175	—	$42,704	$21,464	(b)	$564	$22,600	—
Robert G. Hennemuth	$23,275	$9,435	$15,819	$2,473		$564	$17,600	—

(a)
The perquisites allowance consists of a car allowance of $12,000 and an additional amount of $10,600 (in the case of Messrs. Pensky and Krakower) and $5,600 (in the case of Mr. Hennemuth). The additional amount may be used for reimbursement of club membership dues, expenses incurred for financial counseling and tax planning and preparation, premiums for supplemental life and health insurance beyond the standard life and health insurance available to our executives and, to the extent of any remaining balance, to reimburse the NEO for taxes due on the reimbursements ("tax gross-up"). The additional amount was used by the NEOs for the following benefits: Mr. Pensky—supplemental life insurance; Mr. Krakower—tax planning, tax preparation and financial planning; and Mr. Hennemuth—supplemental life insurance. While the compensation committee always has the discretion to authorize additional perquisites for an NEO, our perquisites allowance has remained unchanged since 2000, except that all perquisites were eliminated for Mr. Berges in 2006 and were not offered to Mr. Stanage when he was hired.

(b)
This amount includes $5,238 which represented the tax gross up on amounts paid to Mr. Krakower for the purchase of life insurance to offset a portion of Hexcel's obligation to provide an in-service death benefit to Mr. Krakower pursuant to his executive severance agreement.

 Grants of Plan-Based Awards in 2011

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)
		Date Board or Compensation Committee took Action to Grant Such Award(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David E. Berges	—	—	475,000	950,000	1,900,000	—	—	—	—	—	—	—
	01/31/2011	01/24/2011	—	—	—	15,609	31,217	64,434	—	—	—	593,747
	01/31/2011	01/24/2011	—	—	—	—	—	—	31,217	—	—	593,747
	01/31/2011	01/24/2011	—	—	—	—	—	—	—	155,232	19.02	1,187,495
Nick L. Stanage	—	—	204,638	409,275	818,550	—	—	—	—	—	—	—
	01/31/2011	01/24/2011	—	—	—	5,738	11,476	22,952	—	—	—	218,274
	01/31/2011	01/24/2011	—	—	—	—	—	—	11,476	—	—	218,274
	01/31/2011	01/24/2011	—	—	—	—	—	—	—	57,068	19.02	436,570
Wayne C. Pensky	—	—	127,061	254,123	508,245	—	—	—	—	—	—	—
	01/31/2011	01/24/2011	—	—	—	4,240	8,479	16,958	—	—	—	161,271
	01/31/2011	01/24/2011	—	—	—	—	—	—	8,479	—	—	161,271
	01/31/2011	01/24/2011	—	—	—	—	—	—	—	42,163	19.02	322,541
Ira J. Krakower	—	—	116,964	233,929	467,857	—	—	—	—	—	—	—
	01/31/2011	01/24/2011	—	—	—	3,312	6,623	13,246	—	—	—	125,969
	01/31/2011	01/24/2011	—	—	—	—	—	—	6,623	—	—	125,969
	01/31/2011	01/24/2011	—	—	—	—	—	—	—	32,932	19.02	251,930
Robert G. Hennemuth	—	—	92,938	185,877	371,754	—	—	—	—	—	—	—
	01/31/2011	01/24/2011	—	—	—	2,888	5,775	11,550	—	—	—	109,841
	01/31/2011	01/24/2011	—	—	—	—	—	—	5,775	—	—	109,841
	01/31/2011	01/24/2011	—	—	—	—	—	—	—	28,716	19.02	219,677

(1)
The amounts shown reflect the range of potential awards for 2011 under the MICP. The actual awards paid for 2011 are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above. If the threshold performance for any measure under the MICP is not attained, no portion of the MICP award attributable to that measure is paid.

(2)
Reflects PSAs granted under the ISP, which will convert into shares of Hexcel common stock after a three-year performance period if we achieve the required performance. The terms of the PSAs are described in more detail on page 31.

(3)
For our regular annual equity awards, the committee approved a dollar value (as a percentage of salary) and the algorithm under which the awards would be converted into shares at its meeting on January 24, 2011. In accordance with our equity grant policy, the grant date for the 2011 annual equity awards was January 31, 2011, the third trading day following the release of 2011 fourth-quarter and year-end earnings.

(4)
Reflects RSUs granted under the ISP, which will vest and convert into shares at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the RSUs are described in more detail on page 30.

(5)
Reflects NQOs granted under the ISP, which will vest and become exercisable at the rate of one-third on each of the first three anniversaries of the grant date. The terms of the NQOs are described in more detail on page 30.

(6)
Reflects the full grant date fair value of PSAs, RSUs and NQOs as computed in accordance with the provisions of FASB ASC Topic 718 granted to the NEOs in 2011. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award's vesting schedule. For RSUs, fair value is calculated using the closing price of our common stock on the grant date. For PSAs, fair value is calculated using the target number of shares of common stock subject to the PSA award and the closing price of our common stock on the grant date. For NQOs, fair value is calculated using the applicable Black-Scholes value on the grant date. For additional information on the valuation assumptions, see Note 11, "Stock-Based Compensation," to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts reflect the company's accounting expense, and do not necessarily correspond to the actual value that will be realized by the NEOs.

Employment Agreement with Mr. Berges

        Mr. Berges' employment agreement, as amended and restated as of December 31, 2008, provides for Mr. Berges to be our Chairman and Chief Executive Officer. The agreement will automatically be extended for successive one-year terms unless either Mr. Berges or the company gives at least one year's prior notice to the other that the agreement shall not be extended. As no notice was given by Mr. Berges or the company (after an affirmative determination by the board not to give notice), the agreement is currently in force until July 30, 2013. Mr. Berges may terminate the agreement for good reason or upon 30 days' notice to us. The agreement provides that Mr. Berges is entitled to:

  •
  an annual base salary of not less than his current salary, subject to annual review by the compensation committee;

  •
  a target annual cash incentive award opportunity of not less than 100% of annual base salary, and a maximum annual cash incentive award opportunity of not less than 200% of annual base salary; and

  •
  participation in all other employee benefit plans generally available to senior executives (except that Mr. Berges permanently agreed to forgo his perquisite allowance)

        Under the employment agreement, on July 30, 2001 we granted Mr. Berges separate options to purchase 550,000 and 275,000 shares of Hexcel common stock. Each of the options had a term of ten years and an exercise price of $10.50 per share. The option to purchase 550,000 shares vested over four years at a rate of one-sixteenth of the shares at the end of each three-month period beginning with the three-month period ending October 31, 2001. The option to purchase 275,000 shares provided that it would vest and become exercisable in full on the day immediately preceding the expiration date of the option (July 29, 2011), subject to earlier vesting in equal one-third parts if the price of a share of Hexcel common stock reached $15.75, $21.00 and $26.25 over consecutive thirty-day trading periods. The option vested as to one-third of the underlying shares in 2005 as Hexcel common stock closed at $15.75 or higher for thirty consecutive days and vested as to an additional one-third of the underlying shares in 2006 as Hexcel stock closed at $21.00 or higher for thirty consecutive days. The final one-third of the underlying shares vested on July 29, 2011. Both of the options granted to Mr. Berges pursuant to his employment agreement expired on July 30, 2011.

        Mr. Berges' employment agreement also provides that we will make payments to Mr. Berges upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Berges following termination. These provisions are described on pages 49-51.

Employment and Severance Agreement with Mr. Stanage

        We entered into an employment and severance agreement with Mr. Stanage when he began his employment with us on November 9, 2009. The initial term of the agreement is three years. The agreement is automatically extended for additional one-year periods unless the company gives at least one year's prior notice to Mr. Stanage that we are not extending the term of the agreement. The agreement provides for

  •
  an annual base salary not less than his then-current salary

  •
  an annual cash target incentive award of 75% of salary

  •
  a sign-on award of 83,963 RSUs valued at $1,000,000 that vest ratably over three years on each anniversary of the date of grant, an equity award in 2010 valued at 150% of base salary, and an annual equity award in subsequent years valued within a range of 140% to 210% of base salary, as determined by the compensation committee. All annual equity awards will be valued and granted in such form as determined by the compensation committee for all executives

  •
  Mr. Stanage to participate in all of our employee benefit plans and arrangements applicable to senior level executives, except that Mr. Stanage will not participate in our executive perquisites program

        In addition, Mr. Stanage received certain relocation benefits designed to assist him in the purchase of a home in the Stamford, CT area, including a lump sum payment of $325,000 that was paid at the time of closing on the purchase of a home in the Stamford, CT area; this amount was not grossed up for taxes, and Mr. Stanage must repay this amount to us if Mr. Stanage voluntarily terminates his employment or is terminated by us for cause prior to November 9, 2012.

        Mr. Stanage's employment and severance agreement also provides that we will make payments to Mr. Stanage upon his termination of employment with us under various circumstances, and imposes certain obligations on Mr. Stanage following termination. These provisions are described on pages 49-51.

Description of Plan-Based Awards

        All NQOs, RSUs and PSAs granted to the NEOs in fiscal year 2011 were granted under the ISP and are governed by the terms and conditions of the ISP and the applicable award agreements. See pages 29-32 of this proxy statement for a detailed discussion of NQOs, RSUs and PSAs.

 Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David E. Berges
						221,486	5,362,176	85,075	2,059,666
		155,232		19.02	01/31/2021
	73,978	147,954		10.90	02/01/2020
	188,535	94,267		7.83	01/26/2019
	74,599			21.11	01/28/2018
	121,505			18.17	01/29/2017
	85,058			22.00	02/07/2016
	121,082			14.51	01/06/2015
	145,257			7.38	01/06/2014
Nick L. Stanage						51,734	1,252,480	29,951	725,114
		57,068		19.02	01/31/2021
	25,725	51,449		10.90	02/01/2020
Wayne C. Pensky						57,277	1,386,676	22,375	541,699
		42,163		19.02	01/31/2021
	19,281	38,561		10.90	02/01/2020
	48,174	24,087		7.83	01/26/2019
	19,950			21.11	01/28/2018
	8,542			18.17	01/29/2017
	5,432			22.00	02/07/2016
	8,252			14.51	01/06/2015
	15,937			7.38	01/06/2014
Ira J. Krakower						46,183	1,118,090	18,037	436,676
		32,932		19.02	01/31/2021
	15,681	31,361		10.90	02/01/2020
	39,026	19,513		7.83	01/26/2019
	15,433			21.11	01/28/2018
	25,772			18.17	01/29/2017
	16,585			22.00	02/07/2016
	20,888			14.51	01/06/2015
	47,129			7.38	01/06/2014
Robert G. Hennemuth						40,245	974,331	15,679	379,589
		28,716		19.02	01/31/2021
	13,621	27,240		10.90	02/01/2020
	9,031	17,016		7.83	01/26/2019
	13,495			21.11	01/28/2018
	24,388			18.17	01/29/2017
	13,363			20.82	03/20/2016

(1)
All options listed in this table vest at a rate of one-third per year on each of the first three anniversaries of the grant date. The grant date for each option is the date ten years prior to the option expiration date, as all options have a ten year term.

(2)
This column reflects the following:

	RSUs under the ISP(a)	Earned PSAs(b)
David E. Berges	91,065	130,421
Nick L. Stanage	51,734	0
Wayne C. Pensky	23,951	33,326
Ira J. Krakower	19,187	26,996
Robert G. Hennemuth	16,704	23,541

(a)
RSUs granted under the ISP, which generally vest and convert into shares at the rate of one-third per year on each of the first three anniversaries of the grant date.

(b)
PSAs for which the performance period has ended and the level of performance has been determined.

(3)
Values were computed using a price of $24.21 per share, the closing price of Hexcel common stock on December 30, 2011.

(4)
This column reflects the shares that each NEO would receive under the PSAs granted on February 1, 2010 and January 31, 2011 based on actual performance during the applicable performance periods and assuming that the NEO's employment is terminated as of December 30, 2011. The January 31, 2011 grants, including the number of shares that will be awarded to each NEO if the threshold, target or maximum levels of the performance measure were obtained, are included in the "Grants of Plan-Based Awards in 2011" table above under the column "Estimated Future Payouts Under Equity Incentive Plan Awards." Each NEO will receive a number of shares of common stock based on the extent to which the performance criteria for the respective PSA are attained. Any such shares will be received by the NEO in early 2013 for the 2010 PSAs and early 2014 for the 2011 PSAs.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David E. Berges	958,760	12,658,240	53,949	1,033,435
Nick L. Stanage	—	—	34,123	783,573
Wayne C. Pensky	37,466	767,341	18,274	346,716
Ira J. Krakower	151,885	3,466,468	15,253	290,584
Robert G. Hennemuth	25,000	318,500	9,806	187,857

(1)
Reflects RSUs that vested during 2011. This includes RSUs that were granted in 2008, 2009 and 2010, with a vesting schedule of one-third of the shares subject to the grant on each of the three anniversaries of the grant date. Included in the shares listed for Mr. Pensky are 4,259 RSUs underlying an award granted to Mr. Pensky under our Management Stock Purchase Plan ("MSPP") on January 22, 2008 that converted into shares in 2011. The RSUs vested at the rate of one-third per year for three years, and converted to shares of Hexcel common stock on a one-to-one basis on the third anniversary of the grant date. Mr. Pensky deferred $68,256 of his 2007 cash incentive award to purchase 4,259 RSUs under the MSPP at a price of $16.0256 per RSU on January 22, 2008.

Pension Benefits in Fiscal 2011

        Our NEOs participate in the following pension plans and arrangements:

  Supplemental Executive Retirement Agreements with Messrs. Berges, Stanage and Krakower

        We have entered into supplemental executive retirement agreements (each a "SERP") with Messrs. Berges, Stanage and Krakower. Each SERP provides for a retirement benefit intended to supplement the executive's retirement income from our 401(k) plan and Nonqualified Deferred Compensation Plan (described on pages 47-48). The material features of the SERPs are as follows:

  •
  The monthly normal retirement benefit is equal to the product of the executive's final average pay, benefit percentage and vesting percentage, offset by any vested contributions made by us under our 401(k) plan and supplemental 401(k) plan. Mr. Krakower's benefit is also offset by his accrued benefit under our former qualified pension plan.

  •
  Final average pay equals the executive's average monthly compensation for the highest paid 36 months out of his final 60 months of employment, and includes salary and cash incentive award, but not equity compensation. The cash incentive award is deemed to be earned ratably over the period in which it was earned.

    •
    The SERP is unvested for the first five years of service (subject to acceleration in certain circumstances as described below), and becomes fully vested at the end of the fifth year of service. The SERP is fully vested for Messrs. Berges and Krakower, and is unvested for Mr. Stanage before November 9, 2014, unless an accelerated vesting event occurs as discussed below. The SERP provides for certain elections to be made as to the form of payment.

    •
    The benefits percentages are as follows:

    •
    Mr. Berges: 1/2 of 1% for each of the first 96 months of service, and 1/6 of 1% for each of the next 60 months of service.

    •
    Mr. Krakower: 5/12 of 1% for each of the first 60 months of service, 1/4 of 1% for each of the next 60 months of service, and 1/6 of 1% for each additional month of service.

    •
    Mr. Stanage: 7/30 of 1% for each month of service, but shall not increase further once Mr. Stanage reaches age 65.

  •
  Upon retirement after reaching age 65, the executive will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit starting the month after employment terminates and ending on death, but is guaranteed to be at least 120 monthly payments.

  •
  If the executive's employment terminates prior to age 65 (early retirement), he will receive a lump sum that is actuarially equivalent to a lifetime payment stream of the monthly normal retirement benefit, reduced by 3% for each year by which the date of the first payment precedes age 65, or the lifetime payment stream so reduced. The lump sum is based on an assumed payment stream starting the month after his employment terminates (but no earlier than the month he reaches age 55), and ends on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or to the executive's estate. This does not apply to Mr. Krakower, as he has already attained the age of 65.

  •
  Should the executive die before receiving any benefits under the SERP, the executive's designated beneficiary will receive a lump sum that is actuarially equivalent to the 50% survivor annuity the beneficiary would have received had the executive retired immediately prior to his death and elected to receive his benefit in the form of a 50% joint and survivor annuity, or receive the annuity itself. The executive also may elect to have the lump sum survivor benefit calculated on the basis of a 75% or 100% survivor annuity, or for it to equal the full lump sum he would have received had he retired immediately prior to his death. If the executive elects any of these alternative forms of benefit, the additional actuarial cost (above the cost of providing the benefit based on a 50% survivor annuity) reduces the amount of the executive's retirement benefit (and hence the survivor's benefit as well).

  •
  Upon certain other types of termination, or permitted elections, the amount and form of benefit are different.

  •
  Termination for cause—no benefits are payable

  •
  Termination without cause, or by the executive for good reason

  •
  For Mr. Berges and Mr. Krakower, 12 months of service are added for purposes of computing the benefits percentage

  •
  For Mr. Stanage, the vesting percentage is 100% regardless of whether Mr. Stanage has been employed by us for five years, and 12 months of service are added for purposes of computing the benefits percentage

    •
    Upon termination without cause, or by the executive for good reason, within two years after a change in control or during a period which qualifies as a potential change in control (as defined in the SERPs)

    •
    For Mr. Berges and Mr. Krakower, 36 months of service are added for purposes of computing the benefits percentage

    •
    For Mr. Stanage, 36 months of service are added (if the termination is on or before November 9, 2014), or 24 months are added (if the termination is after November 9, 2014) for purposes of computing the benefits percentage, and the vesting percentage is 100% regardless of how long Mr. Stanage has been employed by us

    •
    Upon termination due to disability, the lump sum is calculated without reduction even if the assumed payment stream would start prior to age 65.

    These enhanced benefits payable upon termination are quantified in the table on page 54.

  Retirement Agreements with Messrs. Pensky and Hennemuth

        We have entered into Executive Deferred Compensation and Consulting Agreements (each an "EDCA") with Mr. Pensky and Mr. Hennemuth. The material terms of the EDCAs are as follows:

  •
  The executive is entitled to receive a monthly benefit upon retirement equal to 1/12th of his accrued benefit. The accrued benefit is equal to 1.5% of the executive's aggregate salary and cash incentive awards earned while employed by us multiplied by a fraction of X/67, with X=the number of months the executive has been employed by us since entering into his EDCA, subject to a maximum of 67 months.

  •
  The normal monthly retirement benefit is payable starting the month after employment terminates on or after age 65 and ending on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive's estate.

  •
  If the executive's employment terminates prior to age 65, then

  •
  the payments will be actuarially reduced to reflect commencement prior to age 65

  •
  the executive's monthly retirement benefit will start the calendar month after he terminates employment and will end on death, but is guaranteed to be at least 120 monthly payments; any payments after death are made to a surviving beneficiary or the executive's estate.

  •
  If the executive dies prior to commencement of payments to him, a benefit is payable to his beneficiary for the duration of the beneficiary's life, and is based on the actuarial equivalent of the early retirement benefit described above, as if the executive had retired immediately prior to his death.

  •
  Upon a change in control, the executive's benefits become payable.

  •
  Upon termination for cause, no benefits are payable.

  •
  Each executive has agreed to consult with us at our request for up to ten days a year for a period of ten years following his termination of employment with us.

  •
  Each executive has agreed not to solicit our employees and not to engage in any activity competitive with our business for ten years after termination of his employment with us, unless he can show that such actions were taken without the use of confidential information regarding Hexcel.

  •
  The executive is entitled to an additional amount based on the value of our providing medical, dental and life insurance from termination of employment to age 75.

    •
    the value of the medical and dental insurance is based on the group insurance provided by us to our employees at the time of termination of the executive's employment

    •
    the amount gets added to the value of the lump sum or increases the annuity, depending on the form of payment chosen by the executive.

        Messrs. Pensky and Hennemuth have elected to receive their EDCA benefit in the form of an actuarially equivalent lump sum.

  Pension Benefits Table

        The table below shows the present value of accumulated benefits payable to each NEO as of December 31, 2011, including the number of years of service credited to each NEO, under each pension and retirement plan listed below, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also shows payments made to the NEOS under the plans indicated during 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David E. Berges	Supplemental Executive Retirement Agreement	10.42	17,392,792	0
Nick L. Stanage	Supplemental Executive Retirement Agreement	2.17	741,946	0
Wayne C. Pensky	Executive Deferred Compensation Agreement	18.42	1,435,500	0
Ira J. Krakower	Supplemental Executive Retirement Agreement	15.33	4,702,476	0
Robert G. Hennemuth	Executive Deferred Compensation Agreement	5.75	783,447	0

(1)
The amounts in this column were calculated assuming retirement at age 65 (except with respect to Mr. Krakower, whose actual age at December 31, 2011 was used as he is over age 65), the normal retirement age under the relevant pension plans and arrangements, and using the interest rate and mortality assumptions consistent with those used in the preparation of our financial statements. See Note 8, "Retirement and Other Postretirement Benefit Plans" to the consolidated financial statements, and the discussion under the heading "Retirement and Other Postretirement Benefit Plans" in Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a description of these interest rate and mortality assumptions.

  These amounts represent the amounts required to be disclosed by SEC rules, and assume that each currently active executive will retire at the normal retirement age under the plan, which is age 65 (except with respect to Mr. Krakower, who was over age 65 at December 31, 2011), and reflect a discount rate of 3.20% to determine the present value of the lump sum payable at age 65, which rate is used for purposes of pension calculations in our financial statements.

Nonqualified Deferred Compensation in Fiscal Year 2011

        All information in the table below is with respect to our Nonqualified Deferred Compensation Plan ("NDCP") or our MSPP. The NDCP is an unfunded plan that permits a select number of highly compensated employees to defer a percentage of their pay and receive Hexcel matching and profit sharing contributions above the IRS limits permitted under our qualified 401(k) plan. Terms of the plan are as follows:

  •
  participants can defer any amount of their cash compensation (salary and cash incentive award) on a pre-tax basis

  •
  all of our matching contributions are made on the same 50% basis as described on page 33 with respect to the qualified 401(k) plan, but only with respect to the participant's deferrals under the NDCP up to 6% of their compensation in excess of the compensation taken into account for purposes of determining contributions to the qualified 401(k) plan

  •
  all of our other contributions—discretionary profit-sharing, and fixed weekly contributions—are made on the same basis as described on page 33 with respect to the qualified 401(k) plan, but only with respect to the amount of the participant's compensation in excess of the amount used for purposes of determining contributions to the qualified 401(k) plan

  •
  employee and company contributions are 100% vested at all times

  •
  the investment options generally mirror those available in our qualified 401(k) plan, except that the Hexcel stock fund is not an option

  •
  distributions are in a lump sum or in a series of monthly, quarterly or annual installments after termination of service, as elected by the employee

  •
  in-service distributions are generally prohibited except in the case of an unforeseeable emergency

  •
  loans from the NDCP are prohibited

        Mr. Pensky and Mr. Hennemuth participated in the NDCP in 2011. Messrs. Berges, Stanage and Krakower did not participate in the NDCP in 2011, and instead received a taxable cash payment equal to the profit sharing contributions and the 2% fixed company contribution they would have received if they participated, but no company match. Our contributions to this plan for the NEOs or related payments to the NEOs in 2011 are included in "All Other Compensation" in the Summary Compensation Table on page 39.

        Until 2007, the MSPP provided certain senior executives the opportunity to defer and apply a portion of their MICP award to purchase RSUs at a price of 80% of the average closing price of Hexcel common stock for the five days preceding the date of grant. The MSPP was discontinued in 2007 and expired under its own terms in 2010.

	Name of Plan	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(2)		Aggregate Balance at Last FYE($)(3)
David E. Berges	NDCP	—	—	16,183		365,545
Nick L. Stanage	NDCP	—	—	—		—
Wayne C. Pensky	NDCP	25,323	58,618	8,683		352,472
	MSPP	—	—	11,600	(4)	—
Ira J. Krakower	NDCP	—	—	—		—
Robert G. Hennemuth	NDCP	910	9,435	2,199		67,773

(1)
Our contributions to the NDCP are included in the "All Other Compensation" column in the Summary Compensation Table on page 39. See footnote (6) to the Summary Compensation Table on page 40 for a description of the amount of such contributions for each NEO.

(2)
The aggregate annual earnings in 2011 are not reported in the Summary Compensation Table, as SEC rules provide that only above-market or preferential earnings be reported in that table.

(3)
This column includes the NEO's contributions to the NDCP in prior years, and our contributions to the NDCP in prior years, which were also included in the Summary Compensation Table for the year in which the amount was contributed.

(4)
Represents the excess of the value of the shares of common stock granted to Mr. Pensky upon vesting of RSUs granted under the MSPP on January 22, 2011 (based on a stock closing price of $18.75) over the amount of 2007 cash incentive that Mr. Pensky contributed to purchase the RSUs.

 Potential Payments upon Termination or Change in Control

  Severance Agreements and Arrangements

        Under Mr. Berges' employment agreement, we have agreed to make certain payments to Mr. Berges upon termination of his employment under certain circumstances. In particular:

  •
  in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, then Mr. Berges will receive

  •
  an MICP award prorated for the portion of the year he was employed

  •
  a lump sum payment equal to two times the sum of his then current base salary and his average MICP award over the prior three years

  •
  participation for two years after termination in all medical, dental, life insurance and other welfare and perquisite plans and programs in which Mr. Berges was participating on the date of termination

  •
  in the event that we terminate Mr. Berges for any reason other than for disability or cause, or if Mr. Berges terminates his employment for good reason, in each case during a period which qualifies as a potential change in control period or within two years after a change in control, Mr. Berges will receive the same payments and benefits as described above except that

  •
  the lump sum payment will be equal to three times the sum described above

  •
  participation in health, welfare and perquisite plans and programs will be for three years instead of two

  •
  Mr. Berges will be entitled to receive a modified gross-up payment for any excise tax incurred under Section 280G of the Internal Revenue Code, but only if the total "parachute payments" exceed Mr. Berges' untaxed safe harbor amount by 10% or more. We have agreed to reimburse Mr. Berges for the excise tax as well as any income tax and excise tax payable by Mr. Berges as a result of any reimbursements for the excise tax.

  •
  in the event of termination due to death or disability, Mr. Berges will receive an MICP award prorated for the portion of the year he was employed

        Mr. Berges has agreed that, in consideration for these payments, he will not compete with us in any capacity for a period of two years following the termination of his employment. This includes, for example, any situation in which Mr. Berges is an employee of, consultant to, or owner of a business. If Mr. Berges' termination is in connection with a change in control, the period is extended to three years. However, this restriction would not apply if Mr. Berges' duties and responsibilities with a company that competes with us do not relate to the business segment of that company that competes with us. Mr. Berges also agreed to customary terms regarding our ownership of, and the protection and confidentiality of, our trade secrets, proprietary information, and processes, technologies, designs and inventions.

        We have entered into executive severance agreements with each of Messrs. Stanage, Pensky, Krakower and Hennemuth that contain terms substantially similar to the severance terms described above for Mr. Berges, except that

  •
  if we terminate the executive for any reason other than for disability or cause, or if the executive terminates his employment for good reason, then

  •
  the lump sum payment will be equal to the sum of his then current base salary and his average MICP award over the prior three years (rather than two times the sum)

    •
    the applicable non-compete term, and the term for continuation of benefits, will be one year instead of two

    •
    in the case of Messrs. Pensky, Krakower and Hennemuth, there is no term providing for an MICP award pro-rated for the portion of the year the executive was terminated, and so whether such award is paid would be determined in accordance with the terms of the MICP

    •
    Mr. Stanage would be entitled to receive a pro-rata portion of his MICP award for the year in which he was terminated

  •
  in the case of Mr. Stanage, if his employment terminates after November 9, 2014 for any reason other than for disability or cause, or if he terminates his employment for good reason, in each case during a change in control period, or within two years following a change in control, then

  •
  the lump sum payment will be equal to two times the sum of his then current base salary and his average MICP award over the prior three years

  •
  the applicable non-compete term, and the term for continuation of benefits, will be two years

  •
  if Mr. Stanage's employment terminates before November 9, 2014 for any reason other than for disability or cause, or if he terminates his employment for good reason, in each case during a change in control period, or within two years following a change in control, then

  •
  the lump sum payment will be equal to three times the sum of his then current base salary and his average MICP award over the prior three years

  •
  the applicable non-compete term, and the term for continuation of benefits, will be three years

  •
  in the case of Mr. Stanage, the modified gross-up payment for excise tax incurred under Section 280G of the Internal Revenue Code will apply only if the applicable change in control occurs on or before November 9, 2014

  Retirement Agreements

        As described on pages 44-48, our NEOs are party to various arrangements that provide for benefits payable upon retirement. As described on pages 44-46, the SERP agreements that we entered into with Messrs. Berges, Stanage and Krakower provide for enhanced benefits upon our termination of the executive without cause, the executive's termination for good reason or the executive's termination without cause of for good reason during a potential change of control or within two years following a change in control. None of our other retirement programs for our NEOs provide for any form of enhanced or accelerated benefit upon resignation by the executive other than for good reason.

  Equity Awards

        Each of our NEOs has various NQOs, RSUs, and PSAs outstanding. Upon termination of employment of an NEO, the treatment of the equity award depends on the nature of the termination. Below is a description of what happens to the NEO's outstanding equity awards upon each different type of termination and upon a change in control.

  NQOs

  •
  Voluntary departure or termination without cause—upon any termination other than retirement, disability, death, or cause, the NEO has 90 days to exercise the option to the extent vested; to the extent not vested, the option terminates.

  •
  Disability/Death—all options vest and remain exercisable for one year.

  •
  Retirement—any unvested NQOs continue to vest on the schedule set forth in the option agreement, and the NEO has five years from the date of retirement to exercise the NQOs (but in no event can the NEO exercise an NQO after the expiration of the ten-year term of the option)

  •
  Cause—all options are forfeited.

  •
  Change in control—all options vest, and if the NEO is terminated without cause or terminates his employment for good reason within two years after the change in control, the options remain exercisable for three years.

  RSUs

  •
  Voluntary departure or termination without cause—all RSUs are forfeited.

  •
  Disability/Death—all RSUs vest and convert to stock.

  •
  Retirement—all RSUs continue to vest on the schedule set forth in the RSU agreement.

  •
  Cause—all RSUs are forfeited.

  •
  Change in control—all RSUs vest and convert to common stock.

  PSAs

  •
  Voluntary departure or termination for cause—the entire award is forfeited.

  •
  Termination without cause, or due to disability, death or retirement, or for good reason—the NEO is entitled to a pro rata award based on the portion of the performance period for which he was employed, and also based on the extent to which the performance target is attained.

  •
  Change in Control—the PSA is paid out at target immediately, unless an acquiring company exchanges the PSA for the right to receive a comparable publicly traded security, in which case the PSA is paid out at target at the end of the performance period.

        An employee generally qualifies for retirement if, upon termination of employment for any reason other than for cause, he is age 65 or age 55 with five or more years of service with us.

        Our agreements relating to NQOs, RSUs and PSAs require that the employee comply with any obligation of confidentiality to us contained in any written agreement signed by the employee, and refrain from competing with us. The non-compete provision is substantially similar to that contained in the severance arrangements of our NEOs described above. If the employee fails to comply with this requirement, then any outstanding equity grants are forfeited and the employee shall deliver to the company the number of option shares the employee received during the 180-day period immediately prior to the breach of the non-compete requirement, and if the employee sold any option shares during this 180-day period, then the employee shall deliver to the company the proceeds of such sales. These equity grants are also subject to the terms of the applicable plans under which they were issued including terms that cover other possible grounds for forfeiture or recoupment of payments and gains.

  Change in Control; Good Reason; Cause

        A "Change in Control" is generally defined in our plans and agreements to mean any of the following:

  •
  the acquisition by any third party of 50% or more of our common stock

  •
  the acquisition by any third party of 40% or more of our common stock within a 12 month period

  •
  a majority of the directors as of the date of the plan or agreement are replaced with persons who are not either (i) approved by the existing directors or (ii) approved by persons who were approved replacements of the existing directors

  •
  a merger of Hexcel or a sale of all or substantially all the assets of Hexcel, except if (i) the stockholders of Hexcel prior to the transaction own the company resulting from the transaction in substantially the same proportion as they owned Hexcel prior to the transaction and (ii) the directors of Hexcel before the transaction comprise at least a majority of the directors of the company resulting from the transaction

        "Good reason" is generally defined in our plans and agreements to mean:

  •
  A material diminution in the executive's position, duties, responsibilities or authority

  •
  A material reduction in the executive's base salary

  •
  Failure by us to continue any compensation plan in which the executive participates which is material to the executive's total compensation, unless replaced with a plan of substantially equivalent value

  •
  Failure by us to continue to provide the executive with the benefits enjoyed by the executive under our pension, savings, life insurance, medical, health, accident, and disability plans in which the executive was participating, except for across-the-board changes similarly affecting all executives, or failure by us to continue to provide the executive with at least twenty paid vacation days per year (or more if the executive is entitled to more under our vacation policy)

  •
  Failure to provide facilities or services which are reasonably necessary for the executive's position

  •
  Failure of any successor to Hexcel to assume our obligations under the relevant plan or agreement hereunder or failure by us to remain liable to the executive after such assumption

  •
  In the case of the severance or SERP agreements, any termination by us of the executive's employment which is not effected pursuant to a notice that complies with the relevant agreement

  •
  The relocation of the executive's principal place of employment to a location more than fifty (50) miles from the executive's place of employment as at the date of the relevant agreement

  •
  Failure to pay the executive any portion of compensation within seven (7) days of the date such compensation is due

        "Cause" is generally defined in our plans and agreements applicable to NEOs to mean (1) the willful and continued failure by the NEO to substantially perform his duties after we have notified the executive in writing with specificity of the nonperformance or (ii) the willful engagement by the NEO in misconduct that materially harms us. Before we can terminate an NEO for cause, our board must give the NEO notice describing the reasons we intend to terminate the NEO for cause and must pass a resolution approved by at least two-thirds of the board determining that the NEO is guilty of the improper conduct, and must provide the NEO with the opportunity to be heard before the board with counsel present.

  Benefits Payable upon Termination of Employment on December 30, 2011

        As described above, the following agreements and arrangements with our NEOs provide for severance or enhanced benefits upon termination of employment or a change in control:

  •
  severance benefits payable to Mr. Berges under his employment agreement and to Messrs. Stanage, Pensky, Krakower and Hennemuth under their executive severance agreements;

  •
  enhanced benefits payable under the SERP agreements we entered into with Messrs. Berges, Stanage and Krakower upon certain terminations; and

  •
  the treatment of our various equity awards upon certain types of termination, as described on pages 50-51.

Other than the benefits described on page 34, and these benefits and enhancements, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment that are not available to salaried employees generally.

        The table below describes the potential benefits and enhancements under the company's compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment or a change in control on December 30, 2011. However, the following items are excluded from the table:

  •
  The amounts reflected in the middle column of the "Pension Benefits" table on page 47, all of which are vested

  •
  The balances under the NDCP listed in the "Nonqualified Deferred Compensation" table on page 48, all of which are vested

  •
  Benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary, vacation pay and distributions under an employee's 401(k) plan

        None of the payments or benefits reflected in the chart below would be payable solely in the event of a change of control without a subsequent termination, except for payment to Mr. Pensky or Mr. Hennemuth of his EDCA benefit and vesting and conversion of the equity awards for all NEOs (and the related values) reflected below.

Benefits Payable Upon Termination of Employment on December 30, 2011

		Cash Severance/ Payment at Death ($)(1)	Incremental Benefit under SERP or EDCA ($)(2)	Benefits Continuation ($)(3)	Accelerated Vesting of Equity Awards (value based on 12/31/2011 share price) ($)(4)	Excise Tax Gross-Up ($)(5)	Payment under MICP ($)(6)	Total Termination Benefits ($)
David E. Berges
•	Voluntary retirement	—	—	—	—	—	—	—
•	Involuntary or good reason termination	5,179,123	861,815	7,205	—	—	—	6,048,143
•	Involuntary or good reason termination after change in control	7,768,684	2,226,392	10,808	308,603	—	—	10,314,487
•	Death	1,500,000	—	—	—	—	—	1,500,000
•	Disability	—	1,930,613	—	—	—	—	1,930,613
Nick L. Stanage
•	Voluntary retirement	—	—	—	—	—	—	—
•	Involuntary or good reason termination	1,089,498	1,634,886	11,726	725,110	—	—	3,461,220
•	Involuntary or good reason termination after change in control	3,268,495	1,712,567	35,177	2,956,892	2,790,872	—	10,688,013
•	Death	1,500,000	—	—	2,958,559	—	—	4,458,559
•	Disability	—	2,712,253	—	2,958,559	—	—	5,670,812
Wayne C. Pensky
•	Voluntary retirement	—	—	—	—	—	—	—
•	Involuntary termination	826,523	—	9,226	—	—	—	835,749
•	Involuntary or good reason termination after change in control	2,479,569	—	27,678	113,027	—	—	2,620,274
•	Death	1,653,046	—	—	—	—	—	1,653,046
•	Disability	—	—	—	—	—	—	—
Ira J. Krakower
•	Voluntary retirement	—	—	—	—	—	—	—
•	Involuntary or good reason termination	762,947	209,290	3,994	—	—	—	976,231
•	Involuntary or good reason termination after change in control	2,288,842	628,038	11,982	65,230	—	—	2,994,092
•	Death	1,525,895	—	—	—	—	—	1,525,895
•	Disability	—	—	—	—	—	—	—
Robert G. Hennemuth
•	Voluntary retirement	—	—	—	—	—	—	—
•	Involuntary or good reason termination	657,701	—	11,751	—	—	—	669,452
•	Involuntary or good reason termination after change in control	1,973,102	—	35,253	—	693,446	—	2,682,920
•	Death	1,315,401	—	—	—	—	—	1,315,401
•	Disability	—	—	—	—	—	—	—

(1)
Involuntary or good reason termination, with or without a change in control. For all NEOs, Represents the lump sum cash payment that would have been paid to the executive under his employment agreement, employment and severance agreement or executive severance agreement, as applicable.

Death. Represents the death benefit we agreed to provide to the executive.

(2)
For all NEOs, represents the difference between (a) the actual lump sum the NEO would have received upon the indicated type of termination on December 30, 2011, and (b) the lump sum the NEO would have received had he voluntarily terminated his employment on December 30, 2011. Neither Mr. Pensky nor Hennemuth would receive any enhancement to his EDCA benefits as a result of any type of termination of employment or a change of control.

(3)
Represents the value of welfare/medical benefits for (a) two years (in the case of Mr. Berges) or one year (in the case of Messrs. Stanage, Pensky, Krakower and Hennemuth), upon involuntary or good reason termination without a change in control, and (b) three years in the event of involuntary or good reason termination following a change in control.

(4)
Reflects the value of equity awards that were unvested on December 30, 2011, and that would have vested as a result of the indicated type of termination of employment of the NEO. RSUs are valued at $24.21 per RSU, the closing price of Hexcel common stock on December 30, 2011. Unvested NQOs are valued at the difference between $24.21 and the exercise price of the option; no value is attributed to NQOs if the exercise price is greater than $24.21. Vested NQOs are not reflected in the table regardless of the exercise price. PSAs are valued at $24.21 as well. For PSAs, reflects the value of the additional shares, if any, the NEO would have received as a result of the specified type of termination on December 31, 2011 as compared to a voluntary departure on the part of the NEO on such date. For all PSAs, in the event of a termination in connection with a change of control, it is assumed the acquiring company does not exchange the PSAs for the right to receive a comparable publicly traded security, and therefore assumes payout at target.

  The value of an equity award is not included in this chart if the NEO could have retired on December 30, 2011 and either received the equity award immediately or on the schedule set forth in the applicable equity award agreement after retirement. Messrs. Berges, Pensky and Krakower qualified for retirement under the terms of their NQO, RSU and PSA agreements, and therefore (i) no value is reflected for their NQOs and RSUs, and (ii) for their PSAs, no value is reflected in any termination scenario except for a change in control, in which case the value represents the additional shares, if any, the executive would have received upon termination in connection with a change in control on December 30, 2011 (based on a payout at target) and the value of the shares the NEO would have received if he retired on December 30, 2011 (which would have resulted in a pro-rata payout based on the portion of the performance period the executive was employed, and the extent to which the company achieved the applicable performance measure).

(5)
Our severance arrangements with the NEOs provide for a modified gross-up for excise taxes incurred on "excess parachute payments" under section 280G of the Internal Revenue Code. The amounts in the table are based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate (adjusted for state taxes allowed as itemized deductions), a 1.45% Medicare tax rate and a 6.7% Connecticut state tax rate. With respect to Mr. Stanage, the modified gross-up applies only with respect to a change in control that occurs on or before November 9, 2014.

(6)
Under the MICP, if an executive leaves voluntarily prior to the end of the year, it is within our discretion whether to provide an award to the executive for such year. If an MICP participant is involuntarily terminated, he receives an award pro-rated based on the portion of the year the participant was employed.

PROPOSAL 2—APPROVAL OF THE COMPANY'S 2011 EXECUTIVE COMPENSATION

        We are seeking a stockholder vote with respect to compensation awarded to our named executive officers for 2011 as required pursuant to Section 14A of the Exchange Act.

        The company's executive compensation program and compensation paid to the named executive officers are described on pages 19 to 55 of this proxy statement. The compensation committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the company's circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company performance, to effectively tie pay to performance, and to align the named executive officers' interest with the interest of stockholders.

        You may vote for or against the following resolution, or you may abstain. Abstentions will have the same effect as a vote against the resolution. Broker non-votes will be disregarded and will have no effect on the outcome of the vote. This vote is advisory and non-binding. However, the compensation committee will review the voting results and take them into consideration as one factor when making future decisions regarding executive compensation, in conjunction with other factors such as feedback from stockholder outreach programs.

        RESOLVED, that the stockholders approve the compensation of the company's named executive officers, as disclosed under Securities and Exchange Commission rules, including the compensation discussion and analysis, the compensation tables and related material included in this proxy statement.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPANY'S 2011 EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT

        The audit committee is responsible for assisting the board's oversight of the integrity of our financial statements, our exposure to risk and mitigation of those risks, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications, independence and performance, and our internal audit function. We also appoint our independent registered public accounting firm, and submit our selection to our stockholders for ratification. We operate under a written charter adopted and approved by the Board of Directors, which is available at our website, www.hexcel.com.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States. Our responsibility is to monitor and review these processes.

        We held eight meetings in 2011, held numerous discussions with management and met in executive session, without management, with PricewaterhouseCoopers LLP, our independent registered public accounting firm. We also met in executive session, without management present, with our internal auditors. We have reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. We discussed with the independent registered public accounting firm matters required to be discussed by PCAOB standards, as amended (AICPA, Professional Standards, Vol 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        Our independent registered public accounting firm also provided the written disclosures required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, and we discussed with the independent registered public accounting firm their independence.

        Based on our review and the discussions referred to above, we recommended that the board include our audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. We have also selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and we are asking our stockholders to ratify our selection.

Jeffrey C. Campbell, Chair
Lynn Brubaker
W. Kim Foster
David C. Hill

        The Members of the Audit Committee

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

        We are asking stockholders to ratify the audit committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. In the event the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee will consider the appointment of another independent registered public accounting firm. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required under our Restated Certificate of Incorporation or Amended and Restated Bylaws, but is being submitted as a matter of good corporate practice. The audit committee is not bound by the outcome of this vote, but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment.

        PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

Fees

  Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for 2011 for professional services rendered for the audit of our annual financial statements and review of the financial statements included in our Forms 10-Q and services provided in connection with foreign statutory and regulatory filings and engagements were approximately $1,736,000. With respect to 2010, the aggregate amount of such fees was approximately $1,803,000.

  Audit-Related Fees

        There were approximately $18,500 in fees billed by PricewaterhouseCoopers LLP in 2011 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not included in the amount for 2011 under "Audit Fees" above. These fees related primarily to a transfer pricing review. With respect to 2010, the amount of such fees was approximately $37,000, related primarily to the aforementioned transfer pricing review and the filing of a prospectus with respect to common stock to be issued under our employee stock purchase plan.

  Tax Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP in 2011 and 2010 for professional services rendered for tax compliance, tax advice and tax planning were approximately $305,400 and $490,000, respectively. For both 2011 and 2010, these fees related primarily to research and development tax credit documentation and European tax compliance.

  All Other Fees

        There was an additional $2,600 billed by PricewaterhouseCoopers LLP in 2011 for a one-year license to use their proprietary online accounting research tool. In 2010, $5,200 was billed for the accounting research tool license and statutory accounting training for our associates in Spain.

 Audit Committee Pre-Approval Policies and Procedures

        Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm on an annual basis. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the amount of audit and non-audit service fees incurred to date.

        Rule 2-01(c)(7)(i) under SEC Regulation S-X provides that a company's independent registered public accounting firm can provide certain non-audit services without the prior approval of the audit committee if certain conditions are met, including that the services are incurred in accordance with policies and procedures detailed as to the particular service adopted by the company and are brought promptly to the attention of the audit committee.

Vote Required

        The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting once a quorum is present. Abstentions will be counted and will have the same effect as a vote against the proposal. The audit committee is directly responsible for appointing the Company's independent registered public accounting firm, regardless of the outcome of this vote. The audit committee is not bound by the outcome of this vote but, if the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the audit committee will reconsider the appointment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy that requires the review and pre-approval of all potential transactions valued at greater than $10,000 in which we and any of our directors, executive officers, stockholders owning greater than 5% of any class of our securities or any of their immediate family members participates or otherwise has an interest. The audit committee is responsible for evaluating and authorizing any transaction with a value greater than $120,000, although any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction in question. The Chief Financial Officer is responsible for evaluating and authorizing any transaction with a value between $10,000 and $120,000, unless the Chief Financial Officer is a related person with respect to the transaction under review, in which case the General Counsel shall be responsible for such evaluation and possible authorization.

        The factors to be considered in determining whether or not to authorize a transaction brought to the attention of the audit committee or the Chief Financial Officer under this policy include the following:

  •
  the terms of the transaction, and whether the terms are no less favorable to us than would be obtained in the transaction were entered into with a party other than a related person

  •
  the benefits to us

  •
  the availability of other sources for the product or service that is the subject of the transaction

  •
  the timing of the transaction

  •
  the potential impact of the transaction on a director's independence

  •
  any other factors deemed relevant

Related Person Transactions

        The company had no related person transactions during 2011, and is not currently aware of any proposed related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Hexcel common stock. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, for the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were complied with, except (i) a Form 4 filed by Mr. Nick L. Stanage on February 3, 2011 should have been filed on or prior to February 2, 2011; (ii) a Form 4 filed by Mr. Robert G. Hennemuth on February 18, 2011 erroneously omitted the withholding of 4,785 shares of common stock as payment of tax withholding required upon exercise of NQOs (this was corrected by an amended Form 4 filed on February 23, 2011); (iii) a Form 4 filed by Mr. David E. Berges on March 10, 2011 incorrectly reported that 6,817 shares of common stock were exchanged with the company with respect to payment of required tax withholding, while such shares were actually withheld as payment of such tax withholding (this was corrected by an amended Form 4 filed on March 17, 2011); and (iv) a Form 4 filed by Mr. Wayne C. Pensky on July 20, 2011 incorrectly overstated by 992 the number of shares of common stock beneficially owned by Mr. Pensky as such shares had previously been held in a joint account with Mr. Pensky's son, but were no longer in a joint account and Mr. Pensky had no beneficial ownership interest in such shares (this was corrected by an amended Form 4 filed on January 24, 2012).

OTHER MATTERS

        As of the date of this proxy statement, the board does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing not later than November 16, 2012 to the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3238.

        Our Bylaws require that proposals of stockholders that are made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2013 Annual Meeting of Stockholders be submitted, in accordance with the requirements of our Bylaws, not later than January 3, 2013 in order to be considered timely. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. We may exclude untimely proposals from our 2013 proxy statement. Management proxies will have discretionary authority to vote on the subject matter of the excluded proposal if otherwise properly brought before the annual meeting.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2012

        The proxy statement, annual report to security holders and related materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy.

ANNUAL REPORT

        Our Annual Report to Stockholders containing audited consolidated financial statements for the year ended December 31, 2011, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Corporate Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

Stamford, Connecticut
March 16, 2012

ANNUAL MEETING OF STOCKHOLDERS OF HEXCEL CORPORATION May 3, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=75598&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. 1. Election of directors (check one box only): Joel S. Beckman David E. Berges Lynn Brubaker Jeffrey C. Campbell Sandra L. Derickson W. Kim Foster Thomas A. Gendron Jeffrey A. Graves David C. Hill David L. Pugh 2. Advisory vote to approve 2011 executive compensation 3. Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm 4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033333333333300000 6 050312

0 14475 HEXCEL CORPORATION Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To be held on May 3, 2012 This Proxy is Solicited by the Board of Directors of Hexcel Corporation The undersigned stockholder of Hexcel Corporation (“Hexcel”) hereby appoints David E. Berges, Wayne C. Pensky and Ira J. Krakower and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 8, 2012 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Community Room, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, on May 3, 2012 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 16, 2012, receipt of which is hereby acknowledged. (Continued and to be signed on the reverse side)